Exhibit 99.14

First Quarterly Report

Fiscal Plan Update

2014/15 — 2016/17,

2014/15 Economic Outlook and

Financial Forecast

&

Three Month Results

April — June 2014

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.

Quarterly report on the economy, fiscal situation and Crown

corporations. — ongoing—

Quarterly.

Title on cover: Quarterly report.

Continues: British Columbia. Ministry of Finance.

Quarterly financial report. ISSN 0833-1375.

ISSN 1192-2176 — Quarterly Report on the economy, fiscal

situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting

— Periodicals. 2. British Columbia — Economic conditions —

1945—       — Periodicals.*

3.  Corporations, Government — British Columbia —

Accounting — Periodicals. I. Title.

HJ13.B77          354.711’007231’05

TABLE OF CONTENTS

2014/15 First Quarterly Report	September 9, 2014

Summary — Updated Fiscal Plan
Tables:
Updated Fiscal Plan 2014/15 to 2016/17		1

Part One — First Quarterly Report
Introduction		5
Revenue		7
Expense		9
Consolidated Revenue Fund spending		9
Expenditure management target		10
Spending recovered from third parties		10
Operating transfers to service delivery agencies		10
Service delivery agency spending		10
Government employment (FTEs)		10
Provincial capital spending		10
Projects over $50 million		11
Provincial debt		12
Risks to the fiscal forecast		14
Supplementary Schedules		14
Tables:
1.1	2014/15 Forecast Update	5
1.2	2014/15 Forecast — Changes from Budget 2014	6
1.3	2014/15 Capital Spending Update	11
1.4	2014/15 Provincial Debt Update	13
1.5	2014/15 Operating Statement	14
1.6	2014/15 Revenue by Source	15
1.7	2014/15 Expense by Ministry, Program and Agency	16
1.8	2014/15 Expense by Function	17
1.9	2014/15 Capital Spending	18
1.10	Capital Expenditure Projects Greater Than $50 million	19
1.11	2014/15 Provincial Debt	21
1.12	2014/15 Statement of Financial Position	22

Part Two — Economic Review and Outlook
Summary		23
British Columbia Economic Activity and Outlook		23
Labour market		24
Consumer spending and housing		25
Business and government		26
External trade and commodity markets		27
Demographics		29
Inflation		29

First Quarterly Report 2014/15

Table of Contents

Risks to the Economic Outlook		30
External Outlook		30
United States		30
Canada		33
Europe		34
China		35
Financial markets		36
Exchange rate		37
Tables:
2.1	British Columbia Economic Indicators	24
2.2	US real GDP forecast: Consensus vs Ministry of Finance	33
2.3	Canadian real GDP forecast: Consensus vs Ministry of Finance	34
2.4	Private Sector Canadian Interest Rate Forecasts	37
2.5	Private Sector Exchange Rate Forecasts	38
2.6.1	Gross Domestic Product: British Columbia	39
2.6.2	Components of Nominal Income and Expenditure	40
2.6.3	Labour Market Indicators	40
2.6.4	Major Economic Assumptions	41
Appendix — Fiscal Plan Update
Tables:
A1	Material Assumptions — Revenue	43
A2	Natural Gas Price Forecasts — 2014/15 to 2016/17	48
A3	Material Assumptions — Expense	49
A4	Operating Statement — 2007/08 to 2016/17	51
A5	Revenue by Source — 2007/08 to 2016/17	52
A6	Revenue by Source Supplementary Information — 2007/08 to 2016/17	53
A7	Expense by Function — 2007/08 to 2016/17	54
A8	Expense by Function Supplementary Information — 2007/08 to 2016/17	55
A9	Full-Time Equivalents (FTEs) — 2007/08 to 2016/17	56
A10	Capital Spending — 2007/08 to 2016/17	57
A11	Statement of Financial Position — 2007/08 to 2016/17	58
A12	Changes in Financial Position — 2007/08 to 2016/17	59
A13	Provincial Debt — 2007/08 to 2016/17	60
A14	Provincial Debt Supplementary Information — 2007/08 to 2016/17	61
A15	Key Provincial Debt Indicators — 2007/08 to 2016/17	62

First Quarterly Report 2014/15

ii

Summary: UPDATED FISCAL PLAN — 2014/15 to 2016/17

2014/15 First Quarterly Report	September 9, 2014

($ millions)	2014/15	2015/16	2016/17
Budget 2014 Fiscal Plan	184	206	451
Fiscal plan updates:
Taxation revenue	275	82	49
Natural resources revenue	156	(3)	(60)
Federal transfers and other revenue	(37)	(7)	50
Commercial Crown corporation income	121	(47)	(56)
Statutory spending	(378)	—	—
Other spending changes	(55)	(3)	33
Updated fiscal plan	266	228	467

Prudence included in fiscal plan:
Contingencies	(300)	(400)	(575)
Forecast allowance	(200)	(225)	(325)

Capital spending:
Taxpayer-supported capital spending	4,198	3,895	3,339
Self-supported capital spending	2,651	2,154	2,051
	6,849	6,049	5,390
Provincial Debt:
Taxpayer-supported debt	42,290	44,177	45,140
Self-supported debt	21,257	22,116	22,920
Total debt (including forecast allowance)	63,747	66,518	68,385

Taxpayer-supported debt-to-GDP ratio	18.1%	18.1%	17.8%

	2014	2015	2016
Economic Forecast:
Real GDP growth	1.9%	2.3%	2.5%
Nominal GDP growth	3.5%	4.2%	4.4%

Balanced Budget Maintained

The fiscal plan update in the first Quarterly Report highlights the ability of government’s balanced budget strategy to absorb unusual events. In 2014/15, higher taxation and natural resource revenue and improvements in commercial Crown corporation net income have offset additional wildfire costs and other expense increases.

A significant amount of the 2014/15 revenue improvement is one-time, with only a portion of the impact carrying forward into 2015/16 and 2016/17. As well, the fiscal plan only includes provision for labour settlements that fall within the current wage mandate.

Over the fiscal plan period, personal and corporation income tax revenues are projected to increase by $1,017 million, reflecting the impact of higher tax assessments. This gain is partially offset by a $611 million reduction in consumption and other tax revenue, mainly due to ongoing softness in sales tax receipts.

Personal income tax projections continue to reflect the expiry on December 31, 2015 of the temporary increase to tax rates for income over $150,000. The increase from 14.7 per cent to 16.8 per cent was introduced in Budget 2013 to support balancing the budget, but was only viewed as a temporary measure until economic growth improved overall revenues.

First Quarterly Report 2014/15

Summary

Natural resource revenue projections show initial gains in 2014/15 due to higher natural gas royalty and forests revenues, but deteriorating slightly in the subsequent two years as reductions in minerals and other sources offset these gains.

Over the fiscal plan period, natural gas royalties are projected to increase by $366 million, mainly due to higher prices, and forests revenue by $120 million, mainly due to higher auction bids in the BC Timber Sales program. However, over the same period, minerals and other natural resource revenues are projected to decline by $393 million, primarily due to declining coal prices and shipments.

Projections of federal transfers and other revenue remain fairly constant over the fiscal plan period, with reductions in the first two years mostly offset by an increase in the third year. As well, government remains on track with its plan to release surplus corporate assets.

Changes to the commercial Crown corporation income projections are primarily due to a revised ICBC outlook (adjusted to government’s fiscal year). ICBC’s improvement in 2014/15 reflects higher than expected investment income and a positive adjustment to the prior year claims liability increase reported in the 2013/14 Public Accounts. However, ICBC is projecting ongoing increased claims costs based on current trends.

Revenue improvements in 2014/15 are mostly offset by significant statutory spending pressures, mainly as a result of the 2014 wildfire situation. Firefighting costs are expected to reach $350 million this year. The initial $63 million is funded from the Direct Fire vote with the remainder funded from standing statutory appropriations. Other statutory spending is due to government’s share of the unfunded liability in the Teachers’ Pension Plan, emergency program flood-related costs and other pressures.

The projected revenue improvements have enabled government to remove from the fiscal plan the additional level of prudence represented by the expenditure management target for 2014/15. However, as a precautionary measure, ministries are still required to hold a portion of the $76 million in reserve from within their individual allocations, pending further forecast updates.

The impact of removing the target from the fiscal plan is partially offset by reductions in interest costs and refundable tax credit transfers.

Spending in the outer years of the fiscal plan is largely unchanged in 2015/16 and with slight expenditure reductions reported by service delivery agencies in 2015/16.

The fiscal plan update reflects ongoing implementation of the tax measures introduced in Budget 2014 that will provide up to $181 million in net benefits to taxpayers in order to achieve social policy and economic development objectives. As well, the $350 million in new funding to support families, individuals and community safety and the $65 million for environmental and economic development initiatives, including LNG development, remain in place.

Notwithstanding the removal of the expenditure management target from the fiscal plan, efficiencies identified by Core Review are still expected to generate $24 million in annual savings in 2014/15. Completion of this initiative by December 2014 is expected to deliver the remaining $26 million of the target over the subsequent fiscal plan years.

Economic Growth Still Modest

The Ministry of Finance forecasts BC’s real GDP to grow by 1.9 per cent in 2014, a 0.1 percentage point reduction from Budget 2014, followed by growth of 2.3 per cent in 2015 and 2.5 per cent per year in the medium-term — unchanged from budget.

BC GDP outlook

The Ministry’s forecast for BC’s real GDP growth in 2014 is slightly lower than the 2.0 per cent projected in Budget 2014. While most indicators of BC’s economic performance so far in 2014 reveal

First Quarterly Report 2014/15

Summary

improved domestic activity compared to the same period of 2013, employment growth and exports are somewhat weaker than what was projected earlier in the year.

Employment in BC is forecast to increase by 0.5 per cent, or about 11,000 jobs, in 2014. This pace of employment growth is projected to improve next year, with an expected increase of 1.1 per cent, or about 25,000 jobs. In the medium-term, employment is forecast to rise by 1.4 per cent each year from 2016 to 2018.

Retail sales are expected to grow by 3.2 per cent this year, after a 2.4 per cent increase in 2013. Sales are forecast to improve again in 2015, with a 3.3 per cent increase projected. Annual growth of 3.7 per cent is anticipated for the 2016 to 2018 period. Steady consumer spending is an essential component of sustained economic growth in BC going forward.

Housing starts are projected to remain lower than the unsustainably high levels observed during the pre-recession period. The Ministry forecasts housing starts to total approximately 25,900 units in 2014 — a decrease of 4.3 per cent from the nearly 27,100 starts observed in 2013. Housing starts are then projected to hold at around 25,900 units in 2015 and then average about 26,000 units per year in the medium-term.

Tempered growth in the US housing market is expected to pull the Western SPF lumber price down somewhat in 2014, as this price is expected to average $346 US/000 board feet this year—a slight drop from the $358 US/000 board feet recorded in 2013. Prices are anticipated to moderate further in 2015 to average $335 US/000 board feet, and then remain at this level through the medium-term.

The price of natural gas is expected to improve modestly over the forecast period from the very low levels observed in recent years. Natural gas prices are projected to average $3.03 C/GJ in fiscal year 2014/15, dropping slightly to $2.94 C/GJ in 2015/16 and then rise gradually to reach $3.09 C/GJ in 2016/17.

The Ministry’s outlook for BC’s real GDP growth remains prudent relative to the private sector, being 0.3 percentage points lower in 2014 and 0.4 percentage points lower in 2015 than the current average outlook of six private sector forecasters (a subset of the Economic Forecast Council).

Ministry outlook compared to private sector

This level of prudence is unchanged from Budget 2014, acknowledging the downside risks to the forecast, including the potential for slowing domestic activity, weakness in the US economic recovery and slowing Asian demand. Additional risks include the ongoing sovereign debt situation in Europe, a fluctuating Canadian dollar and weak inflation.

Capital Spending

Taxpayer-supported infrastructure spending on hospitals, education facilities, transportation infrastructure and other projects such as housing will total $11.4 billion over the fiscal plan period — a $456 million increase from Budget 2014 — reflecting the reallocation of underspending in 2013/14 and the acceleration of some projects. The capital spending will be financed by $7.2 billion in borrowing with the remainder funded by third parties, such as the federal government, and from internal cash flows.

Self-supported infrastructure spending on electrical generation, transmission and distribution projects, the Port Mann Bridge and other capital assets will total $6.9 billion over the fiscal plan period, and will be financed by $3.3 billion in borrowing, with the remainder funded internally.

Strategic Debt Management

Total provincial debt is projected to increase to $68.4 billion by 2016/17 — a balance that is $482 million lower than the projection in Budget 2014. Provincial government direct operating debt is forecast to decline to $7.1 billion by 2016/17 — its lowest level since 2008/09, and the second lowest level since 1991/92.

First Quarterly Report 2014/15

Summary

The above improvements are primarily due to government’s debt management strategy. Government significantly exceeded its debt management targets in 2013/14, resulting in a debt to GDP ratio that was 0.3 percentage points lower than forecast for that year in Budget 2014.

Taxpayer-supported debt burden improves

While achieving the debt management targets ahead of the Budget 2014 plan resulted in earlier than anticipated reductions in the debt to GDP ratio, the overall debt management target and its cumulative impact on debt remains unchanged. Therefore, the projected taxpayer-supported debt to GDP ratio for 2016/17 also remains unchanged at 17.8 per cent.

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•        risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•        assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•        potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes; and

•        utilization rates for government services such as health care, children and family services, and income assistance.

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•        The Ministry outlook for BC’s real GDP growth is lower than the current private sector average outlook.

•        The natural gas revenue forecast continues to incorporate a prudent price forecast that is within the lowest 20th percentile of the private sector forecasts.

•        Government has maintained a forecast allowance of $200 million in 2014/15, $225 million in 2015/16, and $325 million in 2016/17 to guard against revenue volatility.

•        The fiscal plan includes a Contingencies vote allocation of $300 million in 2014/15, increasing to $400 million in 2015/16 and $575 million in 2016/17, to help manage unexpected pressures and fund priority initiatives.

Conclusion

Government’s balanced budget framework, built on modest economic growth and ongoing expenditure management, has demonstrated ongoing sustainability.

Revenue improvements in the near term have more than offset the demands on government finances from an unusually expansive wildfire situation. However, the current year revenue improvements also highlight the potential volatility in government’s revenue sources. Adjustments to revenue projections during the year have been equally negative in the past, as was demonstrated in 2013/14 when actual revenue was $511 million lower than budget.

Economic growth is modest, with employment growth and exports somewhat weaker than what was projected earlier in the year. Government’s updated real GDP forecast for 2014 shows a 0.1 percentage point reduction from Budget 2014, while the projections for next year and the medium term remain unchanged.

Finally, government is continuing its infrastructure program in support of government initiatives over the next three years; and is focussing on strategic debt management in order to achieve lower costs, maintain debt affordability and support an AAA credit rating.

First Quarterly Report 2014/15

PART ONE — FIRST QUARTERLY REPORT
For the Three Months Ended June 30, 2014

2014/15 First Quarterly Report	September 9, 2014

Introduction

Table 1.1 2014/15 Forecast Update

		First
	Budget	Quarterly
($ millions)	2014	Report
Revenue	44,800	45,315
Expense	(44,416)	(44,849)
Surplus before forecast allowance	384	466
Forecast allowance	(200)	(200)
Surplus	184	266
Capital spending:
Taxpayer-supported capital spending	4,030	4,198
Self-supported capital spending	2,590	2,651
	6,620	6,849
Provincial Debt:
Taxpayer-supported debt	43,075	42,290
Self-supported debt	21,463	21,257
Total debt (including forecast allowance)	64,738	63,747
Taxpayer-supported debt-to-GDP ratio	18.4%	18.1%

The first quarter fiscal outlook for 2014/15 forecasts a surplus of $266 million — $82 million higher than the projection in Budget 2014. The outlook reflects a $515 million increase in revenue due to higher taxation revenue as well as improvement in other revenues sources. The revenue improvements were offset by a $433 million increase in expense mainly due to statutory costs.

Chart 1.1 2014/15 surplus forecast increased

Projected taxpayer-supported capital spending has increased by $168 million, reflecting a $220 million increase for health infrastructure, partially offset by lower spending in other areas. The $61 million increase in self-supported capital spending reflects higher spending on the Port Mann Bridge and Columbia River power projects.

First Quarterly Report 2014/15

First Quarterly Report

The taxpayer-supported debt forecast is $785 million lower compared to the projection in Budget 2014, primarily reflecting the aggressive implementation of government’s debt management strategy in 2013/14. Similarly, self-supported debt is forecast to be $206 million lower than budget, mainly due to lower borrowing by BC Hydro and the Transportation Investment Corporation in 2013/14. Both prior year debt reductions carried forward into 2014/15.

Table 1.2 2014/15 Forecast — Changes from Budget 2014

($ millions)	Q1 Update

2014/15 surplus — Budget 2014 (February 18, 2014)		184
Revenue changes:
Personal income tax — mainly higher 2013 tax assessments	337
Corporate income tax — increased federal government instalments and prior-year adjustment, reflecting higher 2013 tax assessments	119
Provincial sales tax — carryforward impact of lower 2013/14 sales revenue results	(218)
Property transfer tax — stronger year-to-date sales results	50
Other taxation sources	(13)
Natural gas royalties — higher prices, partially offset by lower volumes and higher utilization of royalty programs	202
Coal, metals and minerals — mainly lower coal prices	(98)
Forests — mainly higher BC timber sales stumpage revenue	46
Other natural resources	6
Fees, investment earnings and miscellaneous sources — mainly lower revenue from SUCH sector entities	(51)
Health and social transfers — lower entitlement for prior years and lower 2014 population share	(30)
Other federal government transfers — mainly higher revenue from SUCH sector entities	44
Commercial Crown agencies operating results:
ICBC — mainly claims cost savings and higher investment income	111
Other commercial Crown agencies changes	10
Total revenue changes		515
Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Direct fire costs	287
Emergency program flood-related costs	14
Teachers’ Pension Plan liability adjustment	66
Children’s Education Fund — additional grants	8
Elections BC	3
Refundable tax credit transfers	(6)
Management of public debt (net) — reflects lower interest rates and revisions to scheduled borrowing	(15)
Spending funded by third party recoveries	8
(Increase) decrease in operating transfers to service delivery agencies	34
Changes in spending profile of service delivery agencies:
School districts — lower operating expenses due to job action	(163)
Universities — higher amortization and grants to third parties	14
Colleges — lower salary and wage costs	(10)
Health authorities and hospital societies — increasing demand for healthcare services	110
Other service delivery agencies	7
Removal of expenditure management targets from fiscal plan	76
Total expense increases (decreases)		433
Total changes		82
2014/15 surplus — first Quarterly Report		266

First Quarterly Report 2014/15

First Quarterly Report

As a result of the reduced debt levels, the taxpayer-supported debt to GDP ratio is now projected to be 18.1 per cent — a 0.3 percentage point reduction from budget.

The forecast allowance has been left unchanged at $200 million, reflecting continuing volatility in some revenue sources (e.g. sales tax and mineral levies) and the forest fire situation.

Revenue

Revenue for 2014/15 is forecast to be $45.3 billion — $515 million higher than the projection in Budget 2014. The improvement reflects additional revenue from taxation sources, natural resources, federal transfers and commercial Crown corporations, partially offset by a reduction in other taxpayer-supported sources.

Detailed revenue projections are disclosed in Table 1.6, and key assumptions and sensitivities relating to revenue are provided in Table A.1. Major changes from Budget 2014 include the following:

Chart 1.2 2014/15 revenue forecast increased

Income tax revenue

Personal income tax revenue is up $337 million, as stronger 2013 tax assessments are partly offset by lower 2014 household income, resulting in the combined impacts of a $201 million prior-year adjustment and a $136 million increase in the 2014/15 tax base.

Corporate income tax revenue is up $119 million mainly due to stronger 2013 tax assessment results and higher federal government instalments.

Consumption and other tax revenue

Provincial sales tax revenue is down $218 million mainly reflecting final 2013/14 results consistent with lower growth in consumer expenditures and the BC consumer price index.

First Quarterly Report 2014/15

First Quarterly Report

Property transfer tax revenue is up $50 million reflecting continued strength in the housing market. Other taxation revenues are down $13 million.

Natural resources revenue

Revenue from natural gas royalties is up $202 million due to a 23.7 per cent increase in the average natural gas price partially offset by a 2.4 per cent decline in production volumes and higher utilization of royalty programs and infrastructure credits.

Revenue from coal, metals and minerals is down $98 million mainly due to the effects of lower coal prices and shipments, reflecting generally weaker market conditions.

Forests revenue is up $46 million mainly due to the effects of higher auction bids through the BC Timber Sales program, partly offset by lower Crown harvest volumes.

Other natural resource revenue changes result in a net improvement of $6 million.

Other revenue

Revenue from fees, licenses, investment earnings and other miscellaneous sources is down $51 million mainly due to lower forecasts provided by SUCH sector entities.

Federal government transfers

Canada Health and Social Transfers are down $30 million mainly reflecting $22 million related to prior years (2012/13 and 2013/14). The additional $8 million reduction is due to a lower 2014 BC population share of the national total. Other federal government contributions are expected to be up $44 million mainly due to increased transfers to SUCH sector entities.

Commercial Crown corporations

The outlook for commercial Crown corporation net income is up $121 million mainly reflecting improvements in the forecasts from ICBC and LDB.

•                ICBC’s net income projections (adjusted to government’s fiscal year) are up $111 million mainly due to higher investment income of $71 million and a $59 million positive adjustment to the initial prior year claims liability increase that was identified by ICBC in its first quarter results and included in the 2013/14 Public Accounts. Other changes improved net income by $4 million. These improvements were partially offset by a $23 million increase in current year claims costs.

•                The LDB forecast is up $9 million, mainly due to higher wine and refreshment beverage sales.

First Quarterly Report 2014/15

First Quarterly Report

Expense

The government spending forecast for 2014/15 is $433 million higher compared to the projection in Budget 2014, reflecting statutory spending (primarily for direct fire costs) and the removal of the additional expenditure management target from the fiscal plan.

Chart 1.3 2014/15 expense forecast increased

Consolidated Revenue Fund spending

Statutory spending is projected at $387 million in 2014/15, including the following:

•                $287 million for direct fire costs — this is in addition to the $63 million in the Direct Fire Vote in the 2014/15 Estimates. Overall, firefighting costs are projected to reach $350 million this year.

•                $66 million for the Teachers’ Pension Plan liability accrual — recent actuarial valuations have disclosed the TPP is in an unfunded liability position, and employee/employer contributions have been increased to address the issue. GAAP requires government to track the status of its share of the unfunded liability on an ongoing basis until it is addressed. This tracking process takes a number of years, and the unfunded liability will begin to decline in future years as the increased contributions take effect.

•                $14 million for emergency program food-related costs.

•                $8 million for additional grants from the Children’s Education Fund to reflect projected uptake of the BC Training and Education Savings Plan program.

•                $3 million for Elections BC costs related to the 2014 municipal elections.

Other CRF spending changes include a $6 million reduction in refundable tax credit transfers and a $15 million reduction in debt servicing costs.

Contingencies

Budget 2014 included a Contingencies vote allocation of $300 million in 2014/15 to help manage unexpected costs and pressures as well as fund priority initiatives, including the 2014 public sector compensation mandate and LNG development. This allocation is unchanged in the first Quarterly Report forecast.

First Quarterly Report 2014/15

First Quarterly Report

Expenditure management target

As another level of prudence, Budget 2014 included $76 million in one-time expenditure management savings for 2014/15. The projected revenue improvements have enabled government to remove from the fiscal plan this additional level of prudence. However, as a precautionary measure, ministries are still required to hold a portion of the $76 million in reserve from within their individual allocations, pending further forecast updates and greater certainty on known expenditures.

Spending recovered from third parties

Spending funded by third parties is forecasted to increase by $8 million primarily due to the costs related to the collection of accounts receivable.

Operating transfers to service delivery agencies

Operating transfers to service delivery agencies are forecast to be $34 million lower mainly due to reduced grants to school districts as a result of the teachers’ job action in the spring, offset by adjustments to projected health organization allocations in response to spending forecast changes noted below.

Service delivery agency spending

Service delivery agency spending is forecast to decrease by $42 million.

•                School district spending is forecast to be $163 million lower than budget primarily due to reduced teacher compensation as a result of the May through June job action.

•                Post-secondary sector spending is $4 million higher due to higher estimates for asset amortization and grants to third parties.

•                Health authority and hospital society spending is forecast to be up $110 million, reflecting the projected volume increases in the healthcare services delivered by these organizations on behalf of government.

•                Other service delivery agency spending is projected to increase by $7 million mainly reflecting higher spending on social services initiatives.

Detailed expense projections are disclosed in Table 1.7. Key spending assumptions and sensitivities are provided in Appendix Table A3.

Government employment (FTEs)

The projection of government employment for 2014/15 has been increased by 250 full time equivalents due to increased staffing requirements related to direct forest fire fighting. The projections for 2015/16 and 2016/17 remain unchanged from Budget 2014. Further details on FTEs are provided in Table A9.

Provincial capital spending

Capital spending is projected to total $6.8 billion in 2014/15 — $229 million higher than the forecast in Budget 2014 (see Tables 1.3 and 1.9).

Taxpayer-supported capital spending is projected at $4.2 billion. The $168 million increase since Budget 2014 is mainly due to higher health spending, reflecting the approval of the project term sheet for the Children’s and Women’s Hospital and

First Quarterly Report 2014/15

First Quarterly Report

Table 1.3 2014/15 Capital Spending Update

($ millions)	Q1 Update
2014/15 capital spending — Budget 2014 (February 18, 2014)		6,620
Taxpayer-supported changes:
Health project approvals since Budget 2014	94
Additional self-funded health spending	129
Other net adjustments to capital schedules	(55)
Total taxpayer-supported		168
Self-supported changes:
Carry-over of prior year budgeted spending:
— Port Mann Bridge/Highway 1	37
— Columbia River power projects — Waneta Dam expansion	26
Other	(2)
Total self-supported		61
Total changes		229
2014/15 capital spending — first Quarterly Report		6,849

the reprofiling of the clinical and systems transformation project. As well, health authorities increased their self-funded capital envelope for facility lifecycle maintenance. These spending impacts are partially offset by lower spending as a result of net adjustments to other construction schedules, mainly in the areas of education facilities and transportation.

At $2.7 billion, self-supported capital spending is up $61 million from Budget 2014 mainly refecting the carry-over into 2014/15 of prior year budgeted capital spending for the Port Mann Bridge/Highway 1 and Waneta Dam expansion projects.

Projects over $50 million

Capital spending projects with provincial contributions greater than $50 million are presented in Table 1.10. Since Budget 2014 a new $74 million power project has been added to replace two generators at the Cheakamus generating station to increase the capacity of each unit.

The following projects have been completed since Budget 2014 and are no longer listed in the table:

•                 Revelstoke Elementary and Secondary schools;

•                 Alberni District Secondary school;

•                 University of Victoria’s Superconducting electron accelerator at TRIUMF;

•                 Victoria Royal Jubilee Hospital patient care centre;

•                 e-Health initiative; and

•                 Surrey Pretrial Service Centre expansion.

Total anticipated costs for eight existing projects have changed since Budget 2014:

•                 The North Island Hospitals project has increased $5 million reflecting additional third party and other contributions.

First Quarterly Report 2014/15

First Quarterly Report

•                 The P3 contract portion of the Interior Heart and Surgical Centre has increased $14 million reflecting additional contributions from the Central Okanagan Regional Hospital District to fund a new perinatal unit.

•                 Children’s and Women’s Hospital declined $2 million due to a net reduction in third party contributions. This reflects removing the Child Care Centre, which is funded and managed independently of the redevelopment project, from the project’s scope and receipt of additional third party contributions for renovations to the Oak Street entrance.

•                 The overall cost for the Okanagan Correctional Centre decreased $16 million following cost refinements reflected in the final project agreement, including determination of the direct procurement/P3 contact components.

•                 BC Hydro’s Vancouver City Central transmission project decreased $30 million reflecting lower costs for contractors and lower procurement prices for major equipment; and the Seymour Arms series capacitor project increased $1 million. These projects have been put into service and only minor trailing costs remain.

•                 Although BC Hydro’s Northwest Transmission Line project overall budget is unchanged, the allocation of the value of the contributions towards the construction costs from the various parties has been adjusted by a $77 million increase to Altagas’ allocation with a corresponding decrease to the provincial allocation. Altagas’ allocation is based on the present value of post construction payments from Altagas that have not changed and will be made as specified in the terms and conditions of the contract. The present value of these payments was updated when the project was placed into service in July 2014, and reflects a change in interest rates and a shorter discount period.

•                 BC Lotteries’ gaming management system project decreased $5 million reflecting forecast revisions as a result of lower costs to date.

•                 Anticipated spending for the capital portion of ICBC’s business transformation program increased $14 million reflecting a reallocation of expense costs to capital spending (the overall program budget remains unchanged at $400 million).

Provincial debt

The provincial debt, including a $200 million forecast allowance, is projected to total $63.7 billion by the end of the fiscal year — $991 million lower than the projection in Budget 2014. This reduction in debt is due to a combination of a lower 2013/14 ending balance and anticipated changes in the fiscal year.

Total debt at the end of 2013/14 was $950 million lower than the forecast for the year in Budget 2014 (excluding the forecast allowance), mainly due to higher than expected achievement of government’s cash management strategy and lower capital spending. This reduction carried forward into 2014/15, lowering the debt projection for the current year.

In 2014/15, taxpayer-supported debt is projected to be $42.3 billion — $785 million lower than the projection in Budget 2014, reflecting an $807 million reduction carried forward from 2013/14, partially offset by a $22 million increase to the projected change in debt for 2014/15 in Budget 2014.

The increase reflects lower direct operating debt (down $101 million), primarily due to higher revenue cash receipts less downward adjustments to government’s cash

First Quarterly Report 2014/15

First Quarterly Report

Table 1.4 2014/15 Provincial Debt Update

($ millions)	Q1 Update
Budget 2014 projection		64,738
Change in 2013/14 actual results from Budget 2014 forecast [1]		(950)
Updated Budget 2014 projection [2]		63,788
Taxpayer-supported changes:
Government operating:
– cash management strategy target adjustment	307
– higher revenue cash receipts	(321)
– other changes	(87)
Total operating debt changes	(101)
Capital debt:
– higher capital spending	168
– higher contributions from external parties	(25)
– increase in internal financing	(20)
Total capital debt changes	123
Total taxpayer-supported		22
Self-supported changes:
– higher capital spending	61
– increase in internal financing	(124)
Total self-supported		(63)
Total changes		(41)
First Quarterly Report		63,747

1   Excludes unused portion of the forecast allowance.

2   The Budget 2014 projection is based on an increase in debt for 2014/15 over a forecasted result for 2013/14. The revised projection reflects the same projected increase over the actual results for 2013/14.

management strategy targets for the year. The improvement in direct operating debt was offset by higher borrowing requirements for capital infrastructure investments (up $123 million), reflecting higher capital spending less higher contributions from external parties and internal financing of capital.

The taxpayer-supported debt to GDP ratio is projected to be 18.1 per cent — a 0.3 percentage point improvement from Budget 2014.

Self-supported debt is projected to be $21.3 billion — $206 million lower than the projection in Budget 2014, reflecting the remaining $143 million reduction carried forward from 2013/14 plus a further $63 million decrease to the projected change in debt for 2014/15 in Budget 2014.

While self-supported capital spending is projected to increase this fiscal year, the commercial Crown corporations were able to finance a greater portion of the capital spending from internal operating cash flows resulting in the net reduction in debt this fiscal year.

Details on provincial debt are shown in Table 1.11.

First Quarterly Report 2014/15

First Quarterly Report

Risks to the fiscal forecast

There are a number of risks and pressures to the fiscal plan — in some instances reflecting risks to the BC economic outlook, which are largely due to the continued uncertainty surrounding global economic activity.

Revenues in British Columbia can be volatile, largely due to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal forecast.

Personal and corporate income tax assessments for the 2013 tax year will not be finalized until March 2015 and could result in further revenue and tax credit transfer spending adjustments.

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency plans and strategies. Changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, and costs associated with natural disaster response represent the main spending risks.

The potential fiscal impact from these risks is covered by the $300 million Contingencies vote and the $200 million forecast allowance.

Supplementary schedules

The following tables provide the financial results for the three months ended June 30, 2014 and the 2014/15 full-year forecast.

Table 1.5 2014/15 Operating Statement

	Year-to-Date to June 30				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14	Budget	Forecast	Variance	2013/14
Revenue	11,265	11,692	427	10,914	44,800	45,315	515	43,728
Expense	(10,812)	(10,651)	161	(10,646)	(44,416)	(44,849)	(433)	(43,375)
Surplus before forecast allowance	453	1,041	588	268	384	466	82	353
Forecast allowance	—	—	—	—	(200)	(200)	—	—
Surplus	453	1,041	588	268	184	266	82	353
Accumulated surplus beginning of the year	1,748	1,654	(94)	1,301	1,748	2,135	387	1,301
Accumulated surplus before comprehensive income	2,201	2,695	494	1,569	1,932	2,401	469	1,654
Accumulated other comprehensive income from self-supported Crown agencies	(44)	350	394	86	(175)	—	175	481
Accumulated surplus end of period	2,157	3,045	888	1,655	1,757	2,401	644	2,135

First Quarterly Report 2014/15

First Quarterly Report

Table 1.6 2014/15 Revenue by Source

	Year-to-Date to June 30				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14	Budget	Forecast	Variance	2013/14
Taxation
Personal income	1,851	1,852	1	1,772	7,491	7,828	337	6,862
Corporate income	1,177	1,173	(4)	1,004	2,348	2,467	119	2,427
Sales [1]	1,506	1,472	(34)	1,485	5,964	5,746	(218)	5,303
Fuel	228	216	(12)	227	936	936	—	917
Carbon	257	276	19	266	1,228	1,240	12	1,222
Tobacco	195	199	4	184	780	780	—	724
Property	529	530	1	514	2,156	2,126	(30)	2,080
Property transfer	239	270	31	230	804	854	50	937
Insurance premium	128	118	(10)	128	450	455	5	458
	6,110	6,106	(4)	5,810	22,157	22,432	275	20,930
Natural resources
Natural gas royalties	96	180	84	112	441	643	202	445
Forests	87	97	10	76	785	831	46	719
Other natural resource [2]	424	417	(7)	446	1,784	1,692	(92)	1,791
	607	694	87	634	3,010	3,166	156	2,955
Other revenue
Medical Services Plan premiums	562	559	(3)	535	2,271	2,261	(10)	2,158
Other fees [3]	620	651	31	615	3,065	3,119	54	3,052
Investment earnings	273	331	58	218	1,091	1,096	5	1,113
Miscellaneous [4]	577	596	19	628	2,758	2,658	(100)	2,884
Release of surplus assets	31	2	(29)	128	200	200	—	433
	2,063	2,139	76	2,124	9,385	9,334	(51)	9,640
Contributions from the federal government
Health and social transfers	1,460	1,459	(1)	1,468	5,840	5,810	(30)	5,869
Other federal contributions [5]	321	334	13	283	1,523	1,567	44	1,633
	1,781	1,793	12	1,751	7,363	7,377	14	7,502
Commercial Crown corporation net income
BC Hydro	82	93	11	55	582	588	6	549
Liquor Distribution Branch	215	230	15	216	862	871	9	877
BC Lotteries (net of payments to the federal government)	298	314	16	302	1,183	1,183	—	1,165
ICBC	106	338	232	27	252	363	111	136
Transportation Investment Corporation (Port Mann)	(18)	(20)	(2)	(12)	(79)	(79)	—	(88)
Other [6]	21	5	(16)	7	85	80	(5)	62
	704	960	256	595	2,885	3,006	121	2,701
Total revenue	11,265	11,692	427	10,914	44,800	45,315	515	43,728

1     Includes provincial sales tax and social services tax/hotel room tax related to prior years.

2     Columbia River Treaty, other energy and minerals, water rental and other resources.

3     Post-secondary, healthcare-related, motor vehicle, and other fees.

4     Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5     Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6     Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries.

First Quarterly Report 2014/15

First Quarterly Report

Table 1.7 2014/15 Expense by Ministry, Program and Agency 1

	Year-to-Date to June 30				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14 [2]	Budget	Forecast	Variance	2013/14 [2]
Office of the Premier	2	2	—	2	9	9	—	9
Aboriginal Relations and Reconciliation	14	14	—	13	82	82	—	105
Advanced Education	465	471	6	473	1,936	1,936	—	1,950
Agriculture	32	26	(6)	18	80	80	—	76
Children and Family Development	324	329	5	322	1,356	1,356	—	1,343
Community, Sport and Cultural Development	141	142	1	79	221	221	—	181
Education	1,565	1,399	(166)	1,556	5,387	5,395	8	5,412
Energy and Mines	5	6	1	6	21	21	—	39
Environment	29	31	2	33	134	134	—	131
Finance	78	48	(30)	48	202	268	66	242
Forests, Lands and Natural Resource Operations	132	142	10	145	593	880	287	621
Health	4,111	4,039	(72)	3,947	16,936	16,936	—	16,387
International Trade	9	13	4	16	34	34	—	48
Jobs, Tourism and Skills Training	46	73	27	71	199	199	—	207
Justice	290	278	(12)	279	1,155	1,169	14	1,170
Natural Gas Development	100	100	—	117	401	401	—	371
Social Development and Social Innovation	632	637	5	620	2,530	2,530	—	2,509
Technology, Innovation and Citizens’ Services	130	137	7	127	527	527	—	525
Transportation and Infrastructure	196	198	2	198	812	812	—	806
Total ministries and Office of the Premier	8,301	8,085	(216)	8,070	32,615	32,990	375	32,132
Management of public funds and debt	335	314	(21)	323	1,286	1,271	(15)	1,237
Contingencies	—	—	—	—	300	300	—	60
Funding for capital expenditures	123	70	(53)	63	1,048	1,048	—	740
Refundable tax credit transfers	194	194	—	208	778	772	(6)	730
Legislative and other appropriations	30	28	(2)	53	130	133	3	153
Subtotal	8,983	8,691	(292)	8,717	36,157	36,514	357	35,052
Elimination of transactions between appropriations [3]	(4)	(4)	—	—	(17)	(17)	—	(2)
Prior year liability adjustments	—	(3)	(3)	—	—	—	—	(159)
Consolidated revenue fund expense	8,979	8,684	(295)	8,717	36,140	36,497	357	34,891
Expenses recovered from external entities	568	551	(17)	664	2,599	2,607	8	2,760
Funding provided to service delivery agencies	(5,597)	(5,347)	250	(5,467)	(22,016)	(21,982)	34	(21,503)
Total direct program spending	3,950	3,888	(62)	3,914	16,723	17,122	399	16,148
Service delivery agency expense
School districts	1,673	1,454	(219)	1,671	5,667	5,504	(163)	5,661
Universities	949	959	10	932	4,152	4,166	14	4,079
Colleges and institutes	265	265	—	268	1,125	1,115	(10)	1,137
Health authorities and hospital societies	3,240	3,239	(1)	3,164	13,108	13,218	110	12,802
Other service delivery agencies	735	846	111	697	3,743	3,750	7	3,548
Total service delivery agency expense	6,862	6,763	(99)	6,732	27,795	27,753	(42)	27,227
Subtotal expense	10,812	10,651	(161)	10,646	44,518	44,875	357	43,375
Expenditure management	—	—	—	—	(76)	—	76	—
Core Review	—	—	—	—	(26)	(26)	—	—
Total expense	10,812	10,651	(161)	10,646	44,416	44,849	433	43,375

1  Reflects government’s organization that was in effect at June 30, 2014.

2  Restated to reflect government’s current accounting policies.

3  Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

First Quarterly Report 2014/15

First Quarterly Report

Table 1.8 2014/15 Expense By Function

	Year-to-Date to June 30				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14 [1]	Budget	Forecast	Variance	2013/14 [1]
Health:
Medical Services Plan	978	947	(31)	962	4,220	4,220	—	4,114
Pharmacare	242	271	29	267	1,120	1,120	—	1,130
Regional services	3,106	3,050	(56)	2,918	12,483	12,405	(78)	11,960
Other healthcare expenses [2]	167	162	(5)	157	860	851	(9)	658
	4,493	4,430	(63)	4,304	18,683	18,596	(87)	17,862
Education:
Elementary and secondary	1,767	1,550	(217)	1,779	6,125	6,110	(15)	6,133
Post-secondary	1,252	1,217	(35)	1,144	5,317	5,367	50	5,284
Other education expenses [3]	51	89	38	120	457	464	7	410
	3,070	2,856	(214)	3,043	11,899	11,941	42	11,827
Social services:
Social assistance [2,3]	391	425	34	405	1,576	1,576	—	1,572
Child welfare [2]	243	274	31	266	1,015	1,015	—	1,097
Low income tax credit transfers	62	62	—	62	247	247	—	279
Community living and other services	192	184	(8)	186	865	888	23	857
	888	945	57	919	3,703	3,726	23	3,805
Protection of persons and property	340	339	(1)	342	1,393	1,417	24	1,520
Transportation	350	372	22	364	1,629	1,625	(4)	1,554
Natural resources and economic Development	399	405	6	430	1,757	2,027	270	1,755
Other	338	353	15	283	1,294	1,312	18	1,184
Contingencies	—	—	—	—	300	300	—	—
General government	337	325	(12)	344	1,180	1,345	165	1,386
Debt servicing	597	626	29	617	2,578	2,560	(18)	2,482
Total expense	10,812	10,651	(161)	10,646	44,416	44,849	433	43,375

1  Restated to reflect government’s current organization and accounting policies.

2  Payments for healthcare services by the Ministry of Social Development and Social Innovation and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

3  Payments for training costs by the Ministry of Social Development and Social Innovation made on behalf of its clients are reported in the Education function.

First Quarterly Report 2014/15

First Quarterly Report

Table 1.9 2014/15 Capital Spending

	Year-to-Date to June 30				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14	Budget	Forecast	Variance	2013/14
Taxpayer-supported
Education
School districts	128	123	(5)	108	511	506	(5)	466
Post-secondary institutions	221	82	(139)	60	883	874	(9)	507
Health	212	113	(99)	95	847	1,067	220	690
BC Transportation Financing Authority	261	240	(21)	248	1,044	1,032	(12)	1,017
BC Transit	21	17	(4)	11	136	119	(17)	80
Government operating (ministries)	96	47	(49)	45	432	432	—	298
Other [1]	41	17	(24)	10	177	168	(9)	93
Total taxpayer-supported	980	639	(341)	577	4,030	4,198	168	3,151
Self-supported
BC Hydro	601	439	(162)	402	2,262	2,262	—	2,036
Columbia River power projects [2]	7	5	(2)	20	26	52	26	52
Transportation Investment Corporation (Port Mann)	24	33	9	56	83	120	37	202
BC Rail	2	1	(1)	1	8	6	(2)	8
ICBC	16	18	2	12	91	91	—	82
BC Lottery Corporation	26	13	(13)	11	90	90	—	100
Liquor Distribution Branch	7	3	(4)	—	30	30	—	13
Other [3]	—	—	—	—	—	—	—	26
Total self-supported	683	512	(171)	502	2,590	2,651	61	2,519
Total capital spending	1,663	1,151	(512)	1,079	6,620	6,849	229	5,670

1   Includes BC Housing Management Commission, Provincial Rental Housing Corporation and other service delivery agencies.

2   Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

3   Includes post-secondary institutions self-supported subsidiaries.

First Quarterly Report 2014/15

First Quarterly Report

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2014 released on February 18, 2014.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun 30, 2014	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
	Taxpayer-supported
School districts
Southern Okanagan Secondary [2]	2013	50	4	54	52	—	—	2
Chilliwack Secondary [2]	2013	53	5	58	58	—	—	—
Centennial Secondary	2015	9	52	61	61	—	—	—
Oak Bay Secondary	2015	18	34	52	50	—	—	2
Kitsilano Secondary	2015	8	56	64	60	—	—	4
Belmont Secondary	2015	18	38	56	30	—	—	26
Seismic mitigation program	2023	20	1,280	1,300	1,300	—	—	—
Total school districts		176	1,469	1,645	1,611	—	—	34
Post secondary institutions
Emily Carr University of Art and Design
– Campus redevelopment at Great Northern Way	2017	4	130	134	113	—	—	21
Total post secondary institutions		4	130	134	113	—	—	21
Health facilities
Northern Cancer Control Strategy [2]
– Direct procurement	2014	27	8	35	32	—	—	3
– P3 contract	2012	71	—	71	54	17	—	—
Lions Gate Hospital (Mental Health) Redevelopment	2014	41	21	62	38	—	—	24
Lakes District Hospital	2015	24	31	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital	2015	9	41	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2016	114	80	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital	2016	2	78	80	47	—	—	33
North Island Hospitals	2017	15	591	606	365	—	—	241
Interior Heart and Surgical Centre
– Direct procurement	2017	106	147	253	213	—	—	40
– P3 contract	2015	92	36	128	4	79	—	45
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre	2017	3	79	82	57	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2019	68	241	309	177	—	—	132
– P3 contract	2017	39	330	369	168	187	—	14
Clinical and systems transformation	2023	45	435	480	480	—	—	—
Total health facilities		974	2,118	3,092	2,025	462	—	605
Transportation
South Fraser Perimeter Road
– Direct procurement	2014	1,069	7	1,076	728	—	348	—
– P3 contract	2014	188	—	188	—	188	—	—
Sierra Yoyo Desan Road upgrade	2014	134	3	137	137	—	—	—
Evergreen Line Rapid Transit
– Direct procurement	2016	241	301	542	327	—	74	141
– P3 contract	2016	413	476	889	—	259	350	280
Total transportation		2,045	787	2,832	1,192	447	772	421

First Quarterly Report 2014/15

First Quarterly Report

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1 (continued)

Note: Information in bold type denotes changes from Budget 2014 released on February 18, 2014.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun 30, 2014	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Integrated Case Management system	2014	165	17	182	179	—	3	—
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2016	10	15	25	23	—	2	—
– P3 contract	2016	55	63	118	—	91	27	—
Okanagan Correctional Centre
– Direct procurement	2016	13	74	87	87	—	—	—
– P3 contract	2016	11	118	129	8	121	—	—
Total other		254	287	541	297	212	32	—
Total taxpayer-supported		3,453	4,791	8,244	5,238	1,121	804	1,081
Self-supported
Transportation
Port Mann Bridge / Highway 1	2015	3,232	87	3,319	3,319	—	—	—
Power generation and transmission
BC Hydro
– Seymour Arm series capacitor [2]	2014	47	2	49	49	—	—	—
– Vancouver City Central transmission [2]	2014	170	1	171	171	—	—	—
– Mica gas insulated switchgear replacement	2014	165	34	199	199	—	—	—
– Northwest transmission line	2014	645	101	746	359	—	130	257
– Merritt area transmission	2014	25	40	65	65	—	—	—
– Smart metering and infrastructure program	2015	694	236	930	930	—	—	—
– Dawson Creek/Chetwynd area transmission	2015	99	197	296	296	—	—	—
– Interior to Lower Mainland transmission line	2015	458	267	725	725	—	—	—
– GM Shrum units 1 to 5 turbine upgrade	2015	126	146	272	272	—	—	—
– Iskut extension project	2015	31	149	180	140	—	—	40
– Surrey area substation project	2015	22	72	94	94	—	—	—
– Hugh Keenleyside spillway gate reliability Upgrade	2015	77	46	123	123	—	—	—
– Mica units 5 and 6 project	2015	439	275	714	714	—	—	—
– Long Beach reinforcement	2015	9	47	56	56	—	—	—
– Big Bend substation	2016	15	41	56	56	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2017	235	513	748	748	—	—	—
– John Hart replacement	2019	170	923	1,093	1,093	—	—	—
– Cheakamus units 1 and 2 generator Replacement	2019	3	71	74	74	—	—	—
Columbia River power projects
– Waneta Dam power expansion [3]	2015	297	53	350	350	—	—	—
Total power generation and transmission		3,727	3,214	6,941	6,514	—	130	297
Other
British Columbia Lottery Corporation
– Gaming management system	2015	79	20	99	99	—	—	—
Insurance Corporation of British Columbia
– Business transformation program	2016	193	71	264	264	—	—	—
Total other		272	91	363	363	—	—	—
Total self-supported		7,231	3,392	10,623	10,196	—	130	297
Total $50 million projects		10,684	8,183	18,867	15,434	1,121	934	1,378

1    Only projects that receive provincial funding and have been approved by Treasury Board and/or Corwn corporation boards are included in the table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

2    Assets have been put into service and only trailing costs remain.

3  Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

First Quarterly Report 2014/15

First Quarterly Report

Table 1.11            2014/15 Provincial Debt 1

	Year-to-Date to June 30				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14	Budget	Forecast	Variance	2013/14
Taxpayer-supported debt
Provincial government operating	9,316	9,287	(29)	10,486	9,828	9,024	(804)	10,223
Other taxpayer-supported debt (mainly capital)
Education [2]
School districts	7,416	7,285	(131)	6,878	7,756	7,699	(57)	7,245
Post-secondary institutions	4,410	4,395	(15)	4,314	4,509	4,549	40	4,386
	11,826	11,680	(146)	11,192	12,265	12,248	(17)	11,631
Health [2,3]	6,162	6,079	(83)	5,567	6,516	6,569	53	6,038
Highways and public transit BC Transportation Financing Authority [4]	8,101	7,926	(175)	8,048	8,711	8,702	(9)	7,912
Public transit	1,000	1,000	—	1,000	1,000	1,000	—	1,000
SkyTrain extension	1,174	1,174	—	1,174	1,174	1,174	—	1,174
BC Transit	154	137	(17)	157	163	163	—	143
	10,429	10,237	(192)	10,379	11,048	11,039	(9)	10,229
Other
Social housing [5]	760	699	(61)	686	796	803	7	719
Provincial government general capital	1,480	1,409	(71)	1,112	1,766	1,753	(13)	1,371
BC Pavilion Corporation	382	382	—	383	380	381	1	383
BC Immigrant Investment Fund	444	447	3	357	441	441	—	440
Other [6]	35	41	6	49	35	32	(3)	34
	3,101	2,978	(123)	2,587	3,418	3,410	(8)	2,947
Total other taxpayer-supported	31,518	30,974	(544)	29,725	33,247	33,266	19	30,845
Total taxpayer-supported debt	40,834	40,261	(573)	40,211	43,075	42,290	(785)	41,068
Self-supported debt
Commercial Crown corporations
BC Hydro	15,905	15,939	34	14,649	16,856	16,734	(122)	15,559
Columbia Power Corporation	300	300	—	—	300	299	(1)	—
Columbia River power projects [7]	470	467	(3)	473	464	464	—	470
BC Lotteries	159	140	(19)	135	182	155	(27)	155
Transportation Investment Corporation (Port Mann)	3,305	3,273	(32)	3,009	3,420	3,374	(46)	3,209
Post-secondary institutions’ subsidiaries	208	198	(10)	215	208	198	(10)	198
Other	34	33	(1)	35	33	33	—	34
	20,381	20,350	(31)	18,516	21,463	21,257	(206)	19,625
Warehouse borrowing program	—	—	—	—	—	—	—	—
Total self-supported debt	20,381	20,350	(31)	18,516	21,463	21,257	(206)	19,625
Forecast allowance	—	—	—	—	200	200	—	—
Total provincial debt	61,215	60,611	(604)	58,727	64,738	63,747	(991)	60,693

1 Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

2 Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

3 Health facilities’ debt includes public-private partnership obligations of $1,119 million for the three months ended June 30, 2013, $1,170 million for the three months ended June 30, 2014, $1,158 million for fiscal 2013/14 and $1,262 million for fiscal 2014/15.

4 BC Transportation Financing Authority debt includes public-private partnership obligations of $968 million for the three months ended June 30, 2013, $1,056 million for the three months ended June 30, 2014, $1,041 million for fiscal 2013/14 and $1,162 million for fiscal 2014/15.

5 Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation. Social housing debt includes public-private partnership obligations of $18 million for the three months ended June 30, 2013, $55 million for the three months ended June 30, 2014, $45 million for fiscal 2013/14 and $91 million for fiscal 2014/15.

6 Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

7 Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

First Quarterly Report 2014/15

First Quarterly Report

Table 1.12           2014/15 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	June 30,	March 31,
($ millions)	2014	2014	2015
Financial assets
Cash and temporary investments	2,802	2,993	2,047
Other financial assets	9,336	8,356	8,975
Sinking funds	835	765	340
Investments in commercial Crown corporations:
Retained earnings	7,839	8,123	8,213
Recoverable capital loans	18,921	19,650	20,561
	26,760	27,773	28,774
	39,733	39,887	40,136
Liabilities
Accounts payable and accrued liabilities	8,024	7,133	8,212
Deferred revenue	9,684	9,691	9,317
Debt:
Taxpayer-supported debt	41,068	40,261	42,290
Self-supported debt	19,625	20,350	21,257
Forecast allowance	—	—	200
Total provincial debt	60,693	60,611	63,747
Add: debt offset by sinking funds	835	765	340
Less: guarantees and non-guaranteed debt	(726)	(331)	(717)
Financial statement debt	60,802	61,045	63,370
	78,510	77,869	80,899
Net liabilities	(38,777)	(37,982)	(40,763)
Capital and other non-financial assets
Tangible capital assets	37,778	37,904	39,833
Other non-financial assets	3,134	3,123	3,092
	40,912	41,027	42,925
Accumulated surplus	2,135	3,045	2,162

Changes in Financial Position

	Year-to-Date	Forecast
	June 30,	March 31,
($ millions)	2014	2015

(Surplus) deficit for the period	(1,041)	(266)
Comprehensive income (increase) decrease	131	239
(Increase) decrease in accumulated surplus	(910)	(27)
Capital and other non-financial asset changes:
Increase in taxpayer-supported capital investments	639	4,198
Less: amortization and other accounting changes	(513)	(2,143)
Change in net capital assets	126	2,055
Increase (decrease) in other non-financial assets	(11)	(42)
	115	2,013
Increase (decrease) in net liabilities	(795)	1,986
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	191	(755)
Increase in total investment in commercial Crown corporations:
Increase (decrease) in retained earnings	284	374
Self-supported capital investments	512	2,651
Less: loan repayments and other accounting changes	217	(1,011)
	1,013	2,014
Other working capital changes	(166)	(677)
	1,038	582
Increase (decrease) in financial statement debt	243	2,568
(Increase) decrease in sinking fund debt	70	495
Increase (decrease) in guarantees and non-guaranteed debt	(395)	(9)
Increase (decrease) in total provincial debt	(82)	3,054

First Quarterly Report 2014/15

PART TWO — ECONOMIC REVIEW AND OUTLOOK [1]

2014/15 First Quarterly Report	September 9, 2014

Summary

The Ministry of Finance forecasts BC’s real GDP to grow by 1.9 per cent in 2014, 2.3 per cent in 2015 and 2.5 per cent per year in the medium-term. These projections remain prudent relative to the current private sector outlook for BC in 2014 and 2015.

The Ministry’s outlook for BC’s real GDP growth in 2014 is 0.3 percentage points lower than the current average of six private sector forecasters (a subset of the Economic Forecast Council). For 2015, the Ministry’s forecast is 0.4 percentage points below the private sector. This level of prudence acknowledges the downside risks to forecasts for both years.

Chart 2.1 Ministry’s outlook for BC prudent compared to private sector

Downside risks to BC’s economic outlook include the potential for slowing domestic activity, weakness in the US economic recovery and slowing Asian demand. Additional risks include the ongoing sovereign debt situation in Europe, a fluctuating Canadian dollar and weak inflation.

British Columbia Economic Activity and Outlook

The Ministry’s forecast for BC’s real GDP growth in 2014 is slightly lower than the 2.0 per cent projected in Budget 2014, as year-to-date data for BC employment and exports are somewhat weaker than expected earlier this year. Most indicators of BC’s economic performance so far in 2014 reveal improved domestic activity compared to the same period of 2013 (see Table 2.1). However, employment growth in the province remains lower than anticipated in 2014 following an annual decline in jobs in 2013.

1   Reflects information available as of August 29, 2014, unless otherwise indicated.

First Quarterly Report 2014/15

Economic Review and Outlook

Table 2.1              British Columbia Economic Indicators

			Year-to-Date
	Jan. to Mar. 2014	Apr. to Jun. 2014	Jan. to Jun. 2014
	change from	change from	change from
All data seasonally adjusted	Oct. to Dec. 2013	Jan. to Mar. 2014	Jan. to Jun. 2013
	Per cent change
Employment	+0.5	+0.3	+0.4
Manufacturing shipments	-0.5	+3.3	+5.5
Exports	+2.0	+6.5	+9.9
Retail sales	+0.5	+3.4	+5.6
Housing starts	-11.3	+10.8	+8.8
Non-residential building permits	+14.2	-2.1	+12.3

For BC’s economic growth in 2015, the Ministry’s forecast is unchanged from the 2.3 per cent projected in Budget 2014, as risks to the outlook have remained consistent with the risks identified earlier this year.

Labour market

Employment activity in BC has been fairly weak during the first seven months of 2014, as year-to-date data shows a 0.5 per cent gain relative to the same period last year. This increase translates into about 11,900 more jobs, with a gain of just over 13,300 jobs in part-time employment offsetting a loss of about 1,400 full-time jobs.

Chart 2.2 BC employment

Major year-to-date employment gains in 2014 were observed in health care and social assistance (+22,200 jobs), transportation and warehousing (+20,400 jobs) and manufacturing (+11,200). Improvements in these industries helped to offset major job losses in wholesale and retail trade (-19,600 jobs) and construction (-8,300 jobs).

BC’s monthly unemployment rate reached 5.9 per cent in July 2014, a 0.3 percentage point decrease from June. The rate averaged 6.1 per cent year-to-date to July, 0.5 percentage points below its average during the same period of 2013. Meanwhile, the size of BC’s labour force remained practically unchanged year-to-date to July relative to the first seven months of last year.

First Quarterly Report 2014/15

Economic Review and Outlook

Outlook

The Ministry forecasts employment in BC to increase by 0.5 per cent in 2014, or approximately 11,000 jobs. This pace of employment growth is projected to improve next year, with an expected increase of 1.1 per cent, or about 25,000 jobs. In the medium-term, employment is forecast to rise by 1.4 per cent each year from 2016 to 2018. The province’s unemployment rate is expected to fall to 6.4 per cent this year, down rom 6.6 per cent in 2013 due to year-to-date weakness in the labour force. The rate is then forecast to rise slightly to 6.6 per cent in 2015 and then average about 6.8 per cent per year from 2016 to 2018, as gains in BC’s labour force outpace employment gains.

Consumer spending and housing

Retail sales advanced 5.6 per cent year-to-date to June 2014, primarily due to gains at motor vehicle and parts dealers, food and beverage stores and gas stations. These gains worked to offset losses at building material and garden equipment and supplies dealers during the same period. BC’s rate of retail sales growth through the first six months of 2014 placed it second among Canadian provinces and higher than the national average of 4.7 per cent. However, such a strong pace of retail sales growth is not expected to continue in the coming months, given BC’s current labour market conditions.

Chart 2.3 BC retail sales

Following an annual decline of 1.5 per cent in 2013, BC housing starts improved through the first seven months of 2014. Year-to-date to July, housing starts averaged about 26,900 annualized units, an increase of 4.0 per cent over the same period in 2013. The increase is due to an increase in both the multiple-family and single-family components.

Residential building permits (a leading indicator of new housing activity) fell by 3.5 per cent year-to-date to June 2014 compared to the same period last year. Meanwhile, the value of non-residential building permits increased by 12.3 per cent compared to the first six months of 2013. Sizeable gains were observed in the commercial, and institutional and government categories, while industrial permits fell during this period.

First Quarterly Report 2014/15

Economic Review and Outlook

Chart 2.4 BC housing starts

Home sales in BC are up by 17.5 per cent year-to-date to July compared to the same period of 2013. Sales activity in the province picked up considerably during the second quarter of this year, with sizeable monthly sales increases in April, May and June. At the same time, the average home price during the first seven months of 2014 was around $560,600, a gain of 7.3 per cent year-to-date to July. The current low mortgage interest rate environment is likely supporting BC’s housing market.

Outlook

The Ministry forecasts real household consumption of goods and services to increase by 2.8 per cent in 2014, following estimated growth of 2.9 per cent in 2013. Real consumer spending is projected to grow by 2.5 per cent in 2015 and by about 2.7 per cent each year in the medium-term.

In current dollars, retail sales are expected to grow by 3.2 per cent this year, after a 2.4 per cent increase in 2013. Sales are forecast to improve again in 2015, with a 3.3 per cent increase projected. Annual growth of 3.7 per cent is anticipated for the 2016 to 2018 period. Steady consumer spending is an essential component of sustained economic growth in BC going forward.

Housing starts are projected to remain lower than the unsustainably high levels observed during the pre-recession period. The Ministry forecasts housing starts to total approximately 25,900 units in 2014 — a decrease of 4.3 per cent from the nearly 27,100 starts observed in 2013. Housing starts are then projected to hold at around 25,900 units in 2015 and then average about 26,000 units per year in the medium-term.

Business and Government

Real business investment (including residential) is estimated to have grown by 3.6 per cent in 2013, following a gain of 8.2 per cent in 2012. The improvement in investment last year is attributable to steady increases in the non-residential construction and machinery and equipment components, as well as a strong gain in residential construction.

First Quarterly Report 2014/15

Economic Review and Outlook

Total real dollar expenditures in BC by federal, provincial and municipal governments are estimated to have increased by 0.1 per cent in 2013. This follows government spending growth of 1.5 per cent in 2012.

Outlook

Real business investment (including residential) is forecast to rise by 2.1 per cent in 2014, led by investment gains in residential construction and supported by modest investment increases in machinery and equipment and non-residential construction. Growth in total business investment of 2.6 per cent is expected for 2015, followed by expected annual gains of about 3.5 per cent from 2016 to 2018.

Combined real spending by the three levels of government (federal, provincial and municipal) on goods and services in BC is forecast to increase by 0.4 per cent in 2014. Government spending growth is then projected to rise by 1.5 per cent in 2015 and by about 0.6 per cent in the medium-term.

The Ministry projects net operating surplus to rise by 1.4 per cent in 2014, following an estimated decrease of 4.9 per cent in 2013. Net operating surplus is then expected to advance by 6.5 per cent in 2015, followed by expected increases of about 6.8 per cent each year from 2016 to 2018.

External trade and commodity markets

The value of BC’s merchandise exports improved by 9.9 per cent year-to-date to June 2014 compared to the same period last year. This increase was fuelled mainly by substantial gains in exports of energy products (+10.0 per cent), metal ores and non-metallic minerals (+25.7 per cent) as well as pulp and paper stock (+11.0 per cent). Higher prices for natural gas through the first few months of the year (brought on by the very cold winter in North America) were behind the considerable increase in energy exports, which were partly offset by weaker coal exports (-18.2 per cent year-to-date to June, mainly due to lower coal prices).

Chart 2.5 BC exports

First Quarterly Report 2014/15

Economic Review and Outlook

Shipments of manufactured goods from BC also improved through the first six months of 2014, up 5.5 per cent compared to the same period a year ago. Notable gains were recorded in shipments of paper (+11.8 per cent) and machinery (+10.5 per cent), which worked to offset losses in sectors such as primary metals (-8.0 per cent) and electrical equipment, appliance and component manufacturing (-8.7 per cent).

Prices for most metals and minerals have fallen during the first seven months of 2014 relative to the same period last year. Year-to-date to July, declines were observed in prices for silver (-20.7 per cent), aluminum (-12.3 per cent), gold (-12.8 per cent), copper (-4.1 per cent) and lead (-1.7 per cent). However, the price of zinc and molybdenum improved during this period, rising by 9.2 per cent and 9.4 per cent respectively.

After beginning 2014 at $375 US/000 board feet in January, the monthly price of SPF lumber fell steadily over the next five months and reached $351 US/000 board feet in July. Year-to-date to July, the price of lumber averaged $356 US/000 board feet — a slight decline of 0.8 per cent compared to the first seven months of 2013.

The monthly price of pulp climbed slowly through the first seven months of 2014, rising from $910 US per tonne in January to $925 US per tonne in July. Year-to-date to July, the price of pulp averaged $921 US per tonne, a gain of 9.7 per cent compared to the same period last year.

The daily West Texas Intermediate (WTI) oil price averaged $101.41 US per barrel year-to-date to July. This represents a gain of $5.65 US compared to the same period in 2013. Meanwhile, the price of natural gas has improved considerably in 2014 from the historically low levels at which it has resided since early 2010. The Plant Inlet price averaged $3.57 C/GJ year-to-date to July —up significantly from the $2.11 C/GJ observed during the same period a year ago.

Outlook

Real exports of goods and services are forecast to grow by 1.8 per cent in 2014, somewhat slower than the estimated annual gain of 2.2 per cent in 2013. The pace of real export growth is projected to pick up in 2015, reaching 3.5 per cent on the year.

Tempered growth in the US housing market is expected to pull the Western SPF lumber price down somewhat in 2014, as this price is expected to average $346 US/000 board feet this year—a slight drop from the $358 US/000 board feet recorded in 2013. Prices are anticipated to moderate further in 2015 to average $335 US/000 board feet, and then remain at this level through the medium-term.

The price of natural gas is expected to improve modestly over the forecast period from the very low levels observed in recent years. Natural gas prices are projected to average $3.03 C/GJ in fiscal year 2014/15, dropping slightly to $2.94 C/GJ in 2015/16 and then rise gradually to reach $3.09 C/GJ in 2016/17.

First Quarterly Report 2014/15

Economic Review and Outlook

Demographics

BC’s population grew 1.2 per cent in the January to March quarter of 2014 compared to the same period of 2013. During this quarter, BC saw a net inflow of 12,465 people, as the province welcomed 11,167 people from other countries and 1,298 people from other provinces. The January to March quarter of 2014 represents BC’s first interprovincial inflow after eight consecutive quarters of outflows.

Outlook

The forecast calls for BC’s July 1st population to increase by 1.0 per cent in 2014, to reach a total of 4.63 million people, and by a further 1.1 per cent in 2015, to reach 4.68 million. The province’s population growth is then expected to average about 1.3 per cent per year from 2016 to 2018.

Total net migration is forecast to expand in 2014, reaching a net inflow of 40,100 persons on the year. This follows a net inflow of 40,500 persons in 2013 and is due to strong international migration (+35,100 persons) combined with interprovincial migration (+5,000 persons). In 2015, total net migration is projected to increase, resulting in a greater net inflow of 43,900 persons to BC. Total net migration is expected to average about 52,000 persons per year in the medium-term.

Inflation

Consumer price inflation in BC was 0.9 per cent year-to-date to July 2014 compared to the first seven months of 2013, as price increases were observed in most major categories. Increases in prices for food, energy and electricity drove the overall rise in the non-durable component while higher prices for education and health care services added upward pressure to overall prices for services. Prices for durables climbed in response to stronger prices for automobiles, while slightly higher prices for household textiles and clothing aided the overall increase in the semi-durables component.

Outlook

After a slight annual decline in 2013, BC’s consumer price inflation is forecast to be 1.3 per cent in 2014 and 1.9 per cent in 2015. In the medium-term, inflation is expected to average 2.0 per cent per year. By contrast, the Canadian rate of inflation is assumed to be 2.0 per cent each year from 2014 to 2018 (in line with the Bank of Canada’s inflation target).

First Quarterly Report 2014/15

Economic Review and Outlook

Risks to the outlook

Risks to the BC economic outlook continue to be weighted to the downside. The main risks to the current outlook include the following:

•          potential for a slowdown in domestic economic activity, including weakness in employment and retail sales;

•          weakness in the US economic recovery (characterized by slower consumer spending, a protracted job market recovery and ongoing federal fiscal issues);

•          the ongoing European sovereign debt situation;

•          slower than anticipated economic activity in Asia, resulting in weaker demand for BC’s exports;

•          weaker than expected inflation; and

•          exchange rate volatility.

External outlook

United States

US real GDP grew by an annualized 4.2 per cent in the April to June quarter of 2014, a substantial improvement from the 2.1 per cent contraction in the January to March quarter (which was due to lost economic activity during one of the most severe winter conditions on record). The second quarter acceleration in real GDP reflects a build-up of inventories as well as an upturn in exports compared to the previous quarter. In addition, consumer spending, non-residential investment, state and local government spending and residential investment all made positive contributions to growth during the quarter. These gains more than offset a larger contraction in federal government spending than the previous quarter, as well as an increase in imports. The US Bureau of Economic Analysis also released revisions to real GDP data for the last three years, lowering average annual growth for the 2011 to 2013 period.

Chart 2.6 US economic growth returns in second quarter of 2014

First Quarterly Report 2014/15

Economic Review and Outlook

The US employment situation continues to slowly improve, with the number of jobs finally reaching its pre-recession level in May 2014. Year-to-date to July, US employment increased by 1.8 per cent, or 2.4 million jobs, compared to the same period of 2013. Positive monthly job gains were observed through the first seven months of this year, at a pace of about 229,900 jobs per month. The monthly unemployment rate began the year at 6.6 per cent in January and fell to 6.2 per cent in July, averaging 6.4 per cent during this period. However, the US labour force participation rate continued to reside at near historical lows through the first seven months of 2014, as a significant number of Americans who are eligible to work are choosing not to enter the labour market.

Chart 2.7 US employment gradually improving

The American housing market continued its recovery through the first half of 2014, with improvement in residential construction. Following an 18.7 per cent annual gain last year, US housing starts averaged 980,000 annualized units year-to-date to July 2014. This represents an 8.3 per cent increase compared to the same period last year, but is still well below the historical average pace of about 1.5 million annualized starts. Residential construction could face downward pressure through the remaining months of this year, as homebuilders face rising costs as well as shortages of labour and materials.

Chart 2.8 US housing starts

First Quarterly Report 2014/15

Economic Review and Outlook

Following strong annual increases in 2013, sales of new and existing homes in the US have been weak so far in 2014. Existing home sales averaged 4.8 million annualized units year-to-date to July, down 5.4 per cent compared to the same period of 2013. At the same time, new home sales averaged around 427,600 annualized units year-to-date to July, a loss of 1.8 per cent over the first seven months of last year. Despite some recent positive monthly home sales data, the US housing market recovery from the 2008/09 downturn remains protracted. A major contributor to this is the ongoing underperformance of first-time homebuyers, due to modest wage growth, tight lending conditions, changing attitudes toward homeownership and mounting student debt. Further, home prices still remain roughly 17 per cent below their pre-recession peak and about 12.7 per cent of all American mortgages had negative equity (where the home value is lower than the mortgage amount owing) as of the first quarter of 2014.

Also, US retail activity has demonstrated a positive trend during the first seven months of 2014. Year-to-date to July, retail sales increased by 3.5 per cent compared to the same period last year, and saw consecutive month-over-month gains in five of the last six months. Sales have grown this year along with improving confidence among US consumers. Despite beginning 2014 at a low level, the Conference Board’s index of consumer confidence has climbed over the last few months and reached its highest level in nearly seven years in August.

Outlook

Consensus Economics forecasters have downgraded their average US forecast for 2014 since Budget 2014. The August Consensus survey projects growth of 2.1 per cent for 2014, lower than the 2.8 per cent growth expected in January. As reasons for lowering their 2014 outlooks, Consensus analysts cite the substantial downward revisions to US real GDP data for the January to March quarter of 2014. These revisions were driven by significantly lower estimates of consumer spending, due to slower consumption of healthcare services, cuts to unemployment benefits, as well as the effects of severe winter weather. Consensus also points to weak productivity, poor labour force participation and the buildup of inventories during the second quarter of the year as factors weighing on the outlook. The August Consensus projects US real GDP growth to be 3.1 per cent in 2015, slightly above the 3.0 per cent gain forecast in January.

Chart 2.9 Consensus US growth outlook

First Quarterly Report 2014/15

Economic Review and Outlook

In acknowledgement of downside risks, the Ministry’s growth assumptions are lower than the August Consensus, with the Ministry assuming that the US economy will expand by 1.4 per cent in 2014. The Ministry expects US real GDP to pick up speed to reach 2.6 per cent growth in 2015.

Table 2.2 US real GDP forecast: Consensus vs Ministry of Finance

	2014	2015
	Per cent change in real GDP
Ministry of Finance	1.4	2.6
Consensus Economics (August 2014)	2.1	3.1

Canada

Canada’s real GDP advanced at an annualized rate of 3.1 per cent in the April to June quarter of 2014, the highest growth rate since the third quarter of 2011, after posting a quarterly gain of only 0.9 per cent in the previous quarter. The lower rate of growth in the first quarter of 2014 was caused primarily by a slowdown in consumer spending and a decline in exports. The severe winter weather in the early months of this year likely had a strong negative effect on economic activity in Canada. The rate of growth in the second quarter recovered as a result of increased economic activity in all sectors of the economy except non-profit institutions serving households. Second quarter growth was led by a double-digit increase in exports that more than offset strong growth in imports. Consumer spending also posted strong gains in the second quarter (3.8 per cent, annualized).

Despite the poor weather, indicators of national domestic economic performance have shown positive year-to-date economic activity compared to last year. Canadian employment increased by a modest 0.7 per cent (or 127,800 jobs) year-to-date to July compared to the same period a year ago. Trough the first seven months of 2014, the national unemployment rate averaged 7.0 per cent, falling 0.1 percentage points relative to the same period in 2013. The labour market has been relatively weak across Canada so far this year, with the exception of Alberta and Saskatchewan. Also, Canadian retail sales grew by a steady 4.7 per cent year-to-date to June compared to the first six months of last year. Meanwhile, national housing starts have experienced a modest gain year-to-date to July, rising by 2.5 per cent to average around 188,000 annualized units. Home sales increased by 4.1 per cent during the same period (including month-over-month gains from February to July), while the average home price gained 7.5 per cent during the first seven months of 2014.

Global demand and rising commodity prices (mainly oil and natural gas prices) through the first half of 2014 caused the value of Canadian merchandise exports to increase by 9.8 per cent year-to-date to June compared to the same period of 2013. Gains during the first half of this year were led by exports of energy products, consumer goods and motor vehicles and parts. These increases offset year-to-date weakness in exports of metal ores and non-metallic minerals and metal and non-metallic mineral products. In addition, shipments of Canadian manufactured goods have been steady in 2014, as their total value improved by 4.7 per cent year-to-date to June compared to the first half of last year.

First Quarterly Report 2014/15

Economic Review and Outlook

Outlook

Since Budget 2014, private sector economists have held their average forecast for the Canadian economy in 2014 and 2015 relatively steady. The August Consensus expects Canada’s real GDP to grow by 2.2 per cent in 2014 and 2.5 per cent next year, unchanged from the January publication.

Chart 2.10 Consensus projects modest Canadian growth in 2014

Acknowledging the potential for further weakness in the US and global economies, as well as potential for further weakness in domestic activity, the Ministry assumes that the Canadian economy will experience 1.9 per cent growth in 2014, followed by a 2.3 per cent expansion in 2015.

Table 2.3 Canadian real GDP forecast: Consensus vs Ministry of Finance

	2014	2015
	Per cent change in real GDP
Ministry of Finance	1.9	2.3
Consensus Economics (August 2014)	2.2	2.5

Europe

Real GDP in the euro area has stalled, registering 0.0 per cent change in the second quarter of 2014, following four consecutive quarters of positive growth. Renewed economic weakness in core euro area countries is expected to weigh on the region’s growth going forward. Germany has led the regional recovery thus far. However, Germany’s real GDP (which accounts for nearly 30 per cent of euro zone total output) contracted 0.2 per cent (q/q) in the April to June period. Ongoing political tensions in Eastern Europe could dampen momentum, given Germany’s close trading and investment links to Russia.

First Quarterly Report 2014/15

Economic Review and Outlook

In June, the European Central Bank (ECB) introduced a number of measures aimed at stimulating the euro zone economy and encouraging lending. The measures included negative interest rates and cheap long-term loans to banks. The ECB elected to maintain its benchmark interest rate at 0.15 per cent and the deposit rate in negative territory at -0.1 per cent at its latest meeting in August. The euro benchmark interest rate is expected to remain at current levels for an extended period of time given that European inflation is currently well below the central bank’s 2.0 per cent target.

Outlook

Private sector forecasters continue to project modest growth in the euro zone in 2014. The August 2014 Consensus projects euro zone real GDP to grow by 1.0 per cent this year and 1.5 per cent the following year. Consensus analysts point out high unemployment, sluggish domestic demand, concern over the fragile recovery and geopolitical uncertainties as reasons for the muted growth outlook for 2014. In light of the downside risks and uncertainty surrounding the euro zone outlook, the Ministry assumes euro zone real GDP rowth of 0.6 per cent in 2014, followed by 1.0 per cent growth in 2015.

Chart 2.11 Consensus outlook for the euro zone in 2014

China

China’s economy expanded by 7.5 per cent in the second quarter of 2014 compared to the same period of 2013, following a 7.4 per cent year-over-year increase the previous quarter. In response to concerns about cooling economic activity, policymakers announced a mini stimulus program in April, aimed at fostering sustainable growth. The program includes tax breaks to small and medium-sized companies, increased spending on railway and housing projects, and a reduction of the reserve requirements of rural commercial banks. While it will take some time for the program to take effect, some economic indicators of manufacturing and services production have improved since April. Causes for concern remain as the property market continues to cool and home sales and home prices continued to drop in recent months. This has led analysts to expect growth in 2014 to be below the government target growth rate of 7.5 per cent.

First Quarterly Report 2014/15

Economic Review and Outlook

Outlook

The slowing trend in China’s economy is projected to continue. The August Consensus forecasts China’s real GDP to expand by 7.4 per cent annually in 2014 and 7.2 per cent in 2015. With the rising potential for further slowing of the Chinese economy, the Ministry assumes that China’s real GDP will expand by 7.1 per cent in 2014 and by 7.0 per cent in 2015.

Financial markets

Interest rates

At its most recent meeting in July, the Bank of Canada announced that it will continue to hold its target for the overnight rate at 1.00 per cent (where the rate has remained since September 2010). The Bank remains neutral as to the timing and direction of future interest rate changes. Additionally, the Bank pushed back the expected timeframe for the economy to achieve full capacity.

Chart 2.12 Interest rates expected to remain low in the near-term

The US Federal Reserve has held its intended federal funds rate in the 0.00 to 0.25 per cent range since December 2008. For the sixth consecutive meeting, the Federal Reserve reduced its monthly asset purchase by $10 billion US in July 2014 and reiterated that interest rates will remain low for a considerable time after the purchase program ends. The Federal Reserve acknowledged a rebound in economic activity in the second quarter including improved labour market conditions, but noted that significant slack in the labour market continues and the recovery of the housing market continues to be slow.

Outlook

Based on the average of six private sector forecasts as of July 21, 2014, the Ministry assumes that the Bank of Canada will hold the overnight target rate at 1.0 per cent until the second half of 2015. The rate is expected to average 1.0 per cent in 2014 and 1.2 per cent in 2015. The same six private sector forecasters anticipate that the fed funds

First Quarterly Report 2014/15

Economic Review and Outlook

rate will remain in the 0.00 to 0.25 per cent range until the July to September quarter of 2015. They forecast the fed funds rate to average 0.1 per cent in 2014 and 0.3 per cent in 2015.

The average of private sector forecasters’ views on Canadian short-term interest rates (three-month Treasury bills) as of July 21, 2014 indicates that three-month rates will average 0.9 per cent in 2014 and 1.2 per cent in 2015. The same forecasters project ten-year Government of Canada bonds to average 2.5 per cent in 2014 and 3.2 per cent in 2015.

Table 2.4 Private sector Canadian interest rate forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2014	2015	2014	2015
IHS Global Insight	0.9	1.1	2.5	3.3
CIBC	0.9	1.1	2.5	3.2
Bank of Montreal	0.9	1.1	2.5	3.2
Scotiabank	1.0	1.2	2.5	3.3
TD Economics	0.9	1.1	2.5	3.0
RBC Capital Markets	1.0	1.4	2.5	3.4
Average (as of July 21, 2014)	0.9	1.2	2.5	3.2

Exchange rate

The weakness in the loonie has continued so far in 2014, rooted largely in the strengthening outlook for the US economy, the relatively weak performance of the Canadian economy and expectations that interest rates in Canada will remain low. The depreciation of the Canadian dollar is expected to support Canadian exports going forward. The loonie averaged 91.5 US cents during the first eight months of 2014, down from 97.9 US cents during the same period last year.

Chart 2.13 Private sector expects Canadian dollar below parity

First Quarterly Report 2014/15

Economic Review and Outlook

Outlook

An average of six private sector forecasts as of July 21, 2014 calls for the Canadian dollar to average 91.3 US cents in 2014 and continue to depreciate to reach 89.2 US cents in 2015. The Ministry’s exchange rate outlook is based on the private sector forecasts.

Table 2.5 Private sector exchange rate forecasts

Average annual exchange rate (US cents/Can $)	2014	2015
IHS Global Insight	92.0	92.8
CIBC	91.5	91.0
Bank of Montreal	91.5	87.8
Scotiabank	91.6	89.8
TD Economics	90.2	88.3
RBC Capital Markets	90.9	85.8
Average (as of July 21, 2014)	91.3	89.2

First Quarterly Report 2014/15

Economic Review and Outlook

Table 2.6.1 Gross Domestic Product: British Columbia

			Forecast
	2012	2013 [e]	2014	2015	2016	2017	2018
BRITISH COLUMBIA:
Gross Domestic Product at Market Prices:
– Real (2007 $ billion; chain-weighted)	209.0	212.4	216.5	221.5	227.1	232.8	238.7
(% change)	1.5	1.6	1.9	2.3	2.5	2.5	2.5
– Current dollar ($ billion)	220.0	225.6	233.6	243.5	254.2	265.7	277.8
(% change)	2.3	2.6	3.5	4.2	4.4	4.5	4.5
– GDP price deflator (2007 = 100)	105.3	106.2	107.9	109.9	111.9	114.1	116.4
(% change)	0.8	0.9	1.6	1.9	1.9	2.0	2.0
Real GDP per person
(2007 $; chain-weighted)	45,993	46,348	46,784	47,329	47,926	48,500	49,085
(% change)	0.5	0.8	0.9	1.2	1.3	1.2	1.2
Real GDP per employed person
(% change)	-0.2	1.8	1.5	1.2	1.1	1.1	1.1
Unit labour cost[1] (% change)	2.7	2.3	1.5	1.4	1.6	1.6	1.7

Components of British Columbia Real GDP at Market Prices ($2007 billions; chain-weighted)[2]
Household expenditure on Goods and services	131.6	135.5	139.2	142.7	146.4	150.3	154.4
(% change)	2.1	2.9	2.8	2.5	2.6	2.7	2.7
– Goods	53.3	54.5	55.4	56.5	57.7	59.0	60.3
(% change)	1.0	2.2	1.7	1.9	2.2	2.2	2.2
– Services	78.2	80.9	83.7	86.1	88.5	91.1	93.8
(% change)	2.8	3.4	3.5	2.9	2.8	3.0	3.0
NPISH[3] expenditure on Goods and services	3.2	3.3	3.3	3.3	3.3	3.4	3.4
(% change)	0.3	0.7	0.3	0.8	1.0	1.0	1.0
Government current expenditures on Goods and services	40.2	40.2	40.4	41.0	41.4	41.6	41.8
(% change)	1.5	0.1	0.4	1.5	0.9	0.4	0.6
Investment in fixed capital	51.3	52.5	54.1	54.9	56.1	57.8	59.7
(% change)	6.4	2.4	3.1	1.4	2.3	3.1	3.2

Final domestic demand	226.3	231.4	236.9	241.7	247.1	252.9	259.0
(% change)	2.9	2.3	2.4	2.0	2.2	2.3	2.4

Exports goods and services	83.3	85.2	86.7	89.7	92.7	95.5	98.5
(% change)	0.0	2.2	1.8	3.5	3.4	3.1	3.1
Imports goods and services	99.8	103.5	106.4	109.4	112.3	115.2	118.5
(% change)	2.8	3.7	2.8	2.8	2.6	2.6	2.8
Inventory change	-0.2	-0.2	-0.1	0.0	0.1	0.0	0.0
Statistical discrepancy	0.1	0.1	0.1	0.1	0.1	0.1	0.1

Real GDP at market prices	209.0	212.4	216.5	221.5	227.1	232.8	238.7
(% change)	1.5	1.6	1.9	2.3	2.5	2.5	2.5

1    Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

2    The definitions and concepts of the components of BC real GDP at market prices are consistent with the new definitions and concepts used in the System of National Accounts (SNA), introduced by Statistics Canada in November 2012. Details of the new SNA are available at the Statistics Canada website: http://www.statcan.gc.ca/nea-cen/hr2012-rh2012/start-debut-eng.htm.

3    Non-profit institutions serving households

e        Ministry of Finance estimate.

First Quarterly Report 2014/15

Economic Review and Outlook

Table 2.6.2 Components of Nominal Income and Expenditure

				Forecast
	2012	2013		2014	2015	2016	2017	2018
Compensation of Employees[1,2] ($ million)	111,237	115,620	[e]	119,628	124,160	129,277	134,679	140,397
(% change)	4.2	3.9		3.5	3.8	4.1	4.2	4.2
Household income[2] ($ million)	187,361	193,334	[e]	199,495	206,798	215,000	223,744	232,943
(% change)	4.1	3.2		3.2	3.7	4.0	4.1	4.1
Net Operating Surplus[2] ($ million)	19,331	18,384	[e]	18,634	19,841	21,160	22,595	24,125
(% change)	-17.9	-4.9		1.4	6.5	6.7	6.8	6.8
Retail sales ($ million)	61,255	62,734		64,745	66,882	69,357	71,909	74,550
(% change)	1.9	2.4		3.2	3.3	3.7	3.7	3.7
Housing starts	27,465	27,054		25,900	25,878	26,014	26,022	26,045
(% change)	4.0	-1.5		-4.3	-0.1	0.5	0.0	0.1
BC consumer price index (2002 = 100)	117.8	117.7		119.2	121.4	123.9	126.3	128.8
(% change)	1.1	-0.1		1.3	1.9	2.0	2.0	2.0

1  Domestic basis; wages, salaries and employers’ social contributions.

2  The definitions and concepts of compensation of employees, household income and net operating surplus are consistent with the new definitions and concepts used in the System of National Accounts, introduced by Statistics Canada in November 2012.

e    Ministry of Finance estimate.

Table 2.6.3 Labour Market Indicators

			Forecast
	2012	2013	2014	2015	2016	2017	2018
Population (on July 1) (000’s)	4,543	4,582	4,628	4,680	4,738	4,800	4,863
(% change)	1.0	0.9	1.0	1.1	1.2	1.3	1.3
Labour force population, 15+ Years (000’s)	3,815	3,855	3,902	3,950	4,002	4,056	4,110
(% change)	1.0	1.0	1.2	1.2	1.3	1.4	1.3
Net in-migration (000’s)
– International[1,3]	32.1	44.3	35.1	37.9	41.1	41.5	41.9
– Interprovincial[3]	-7.5	-3.9	5.0	6.0	9.0	11.0	11.5
– Total	24.5	40.5	40.1	43.9	50.1	52.5	53.4
Participation rate[2] (%)	65.0	64.1	63.5	63.5	63.7	63.8	63.8
Labour force (000’s)	2,479	2,471	2,478	2,510	2,548	2,586	2,623
(% change)	0.9	-0.3	0.3	1.3	1.5	1.5	1.5
Employment (000’s)	2,313	2,308	2,319	2,344	2,377	2,409	2,444
(% change)	1.7	-0.2	0.5	1.1	1.4	1.4	1.4

Unemployment rate (%)	6.7	6.6	6.4	6.6	6.7	6.8	6.8

1  International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2  Percentage of the population 15 years of age and over in the labour force.

3  Components may not sum to total due to rounding.

First Quarterly Report 2014/15

Economic Review and Outlook

Table 2.6.4 Major Economic Assumptions

				Forecast
	2012	2013		2014	2015	2016	2017	2018
GDP (billions)
Canada real (2007 $; chain-weighted)	1,662	1,695		1,728	1,767	1,810	1,853	1,898
(% change)	1.7	2.0		1.9	2.3	2.4	2.4	2.4
US real (2009 US$; chain-weighted)	15,369	15,710		15,937	16,346	16,778	17,219	17,671
(% change)	2.3	2.2		1.4	2.6	2.6	2.6	2.6
Japan real (2005 Yen; chain-weighted)	517,576	525,408		532,477	537,600	543,128	548,580	554,086
(% change)	1.5	1.5		1.3	1.0	1.0	1.0	1.0
Europe real[1] (% change)	-0.6	-0.4		0.6	1.0	1.4	1.4	1.4
China real (2005 US$)	4,518	4,866		5,211	5,576	5,961	6,372	6,812
(% change)	7.7	7.7		7.1	7.0	6.9	6.9	6.9
Industrial production index
US (2007 = 100)	97.1	99.9		103.3	106.0	108.9	111.8	114.8
(% change)	3.8	2.9		3.4	2.6	2.7	2.7	2.7
Japan (2010 = 100)	97.5	96.9		100.1	101.1	102.1	103.1	104.2
(% change)	0.1	-0.6		3.3	1.0	1.0	1.0	1.0
Europe[1] (2010 = 100)	100.9	100.2		101.0	102.0	103.4	104.9	106.4
(% change)	-2.5	-0.7		0.8	1.0	1.4	1.4	1.4
China (2005 = 100)	211.0	231.5		251.1	272.0	293.7	317.2	342.6
(% change)	8.1	9.7		8.5	8.3	8.0	8.0	8.0
Housing starts[2] (000’s)
Canada	215	188		175	175	180	180	180
(% change)	10.8	-12.5		-6.9	0.0	2.9	0.0	0.0
US	781	927		950	1,000	1,025	1,050	1,050
(% change)	28.2	18.7		2.5	5.3	2.5	2.4	0.0
Japan	883	980		860	850	850	850	850
(% change)	5.8	11.0		-12.2	-1.2	0.0	0.0	0.0
Consumer price index
Canada (2002 = 100)	121.7	122.8		125.3	127.8	130.3	132.9	135.6
(% change)	1.5	0.9		2.0	2.0	2.0	2.0	2.0
Canadian interest rates (%)
3-Month treasury bills	1.0	1.0		0.9	1.2	2.1	3.1	4.1
10-year government bonds	2.3	2.7		2.5	3.2	4.1	5.1	5.9
United States interest rates (%)
3-Month treasury bills	0.1	0.1		0.1	0.3	1.1	2.1	3.8
10-year government bonds	1.8	2.4		2.8	3.5	4.1	5.1	5.9
Exchange rate (US cents / Canadian $)	100.1	97.1		91.3	89.2	89.7	88.2	88.5

British Columbia goods and services
Export price deflator (% change)	-1.1	2.7	[e]	4.3	3.6	3.2	2.9	2.7

1 Euro zone (18) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

2 British Columbia housing starts appear in Table 2.6.2.

e Ministry of Finance estimate.

First Quarterly Report 2014/15

APPENDIX

Fiscal Plan update	September 9, 2014

Table A1 Material Assumptions — Revenue

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2014/15		2015/16	2016/17	2014/15 Sensitivities
Personal income tax	$7,491	$7,828	$7,910	$8,103
Current calendar year assumptions
Household income growth	3.3%	3.2%	3.7%	4.0%	+/- 1% change in 2014 BC household income growth equals +/- $70 to $100 million
Compensation of employees growth	3.5%	3.5%	3.8%	4.1%
Tax base growth	2.6%	2.6%	3.6%	4.0%
Average tax yield	5.09%	5.18%	5.22%	5.09%
Current-year tax	$7,175	$7,341	$7,664	$7,784
Prior year’s tax assessments	$305	$295	$305	$315
Unapplied taxes	$90	$90	$90	$90
BC Tax Reduction	$-110	$-132	$-135	$-138
Non-Refundable BC tax credits	$-56	$-56	$-51	$-51
Policy neutral elasticity *	1.2	1.2	1.2	1.2
Fiscal year assumptions
Prior-year adjustment	$0	$201

2013 Tax-year	2013 Assumptions
Household income growth	3.0%	3.2%

+/- 1% change in 2013 BC household or taxable income growth equals +/- $80 to $100 million one-time effect (prior-year adjustment) and could result in an additional +/-$65 to $75 million base change in 2014/15

Tax base growth	5.4%	6.0%
Average 2013 tax yield	4.84%	4.95%
2013 tax	$6,650	$6,850
2012 & prior year’s tax assessments	$295	$285
Unapplied taxes	$90	$90
BC Tax Reduction	$-108	$-130
Non-Refundable BC tax credits	$-56	$-57
Policy neutral elasticity *	1.2	2.1

* Ratio of annual per cent change in current-year revenue to annual per cent change in personal income (calendar year).

Corporate income tax	$2,348	$2,467	$2,578	$2,780
Components of revenue (fiscal year)
Advance instalments	$2,384	$2,426	$2,593	$2,770
International Business Activity Act refunds	$-15	$-20	$-20	$-20
Prior-year adjustment	$-21	$61	$5	$30
Current calender year assumptions
National tax base ($ billions)	$269.2	$270.2	$287.8	$308.2	+/- 1% change in the 2014 national tax base equals +/- $15 to $25 million
BC instalment share of national tax base	11.4%	11.4%	11.5%	11.4%
Effective tax rates (general/small business)	11.0 / 2.5	11.0 / 2.5	11.0 / 2.5	11.0 / 2.5
BC tax base growth (post federal measures)	1.9%	1.8%	7.6%	6.7%
BC net operating surplus growth	1.8%	1.4%	6.5%	6.7%
Non-Refundable BC tax credits	$-106	$-106	$-114	$-120

2013 Tax-year	2013 Assumptions
BC tax base growth (post federal measures)	1.7%	5.2%	+/- 1% change in the 2013 BC tax base equals +/- $30 to $40 million in 2014/15
BC net operating surplus growth	-4.8%	-4.9%
Gross 2013 tax	$2,351	$2,431
Prior-year adjustments	$-21	$61
Prior years losses/gains (included in above)	$-20	$-30
Non-Refundable BC tax credits	$-98	$-86

Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base forecasts affect revenue in the succeeding year. The 2014/15 instalments from the federal government reflects two-third of payments related to the 2014 tax year (paid during Apr-July 2014 and adjusted in Sept and Dec) and one-third of 2015 payments. Instalments for the 2014 (2015) tax year are based on BC’s share of the national tax base for the 2012 (2013) tax year and a forecast of the 2014 (2015) national tax base. share of the 2012 national tax base was 11.41%, based on tax assessments as of December 31, 2013. Cash adjustments for any under/over payments from the federal government in respect of 2013 will be received/paid on March 31, 2015.

First Quarterly Report 2014/15

Appendix

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2014/15		2015/16	2016/17	2014/15 Sensitivities
Provincial sales tax	$5,964	$5,746	$5,958	$6,200
Provincial sales tax base growth (fiscal year)	3.9%	4.3%	3.9%	4.2%	+/- 1% change in the 2014 consumer expenditure growth equals up to +/- $20 million
Calendar Year
Nominal consumer expenditure	4.2%	4.0%	4.4%	4.6%
Nominal business investment	4.4%	4.7%	3.9%	4.6%
Other expenditures	4.6%	6.0%	5.7%	5.4%
Components of Provincial sales tax revenue					+/- 1% change in the 2014 business investment growth equals up to +/- $10 million
Consolidated Revenue Fund	$5,950	$5,732	$5,944	$6,186
BC Transportation Financing Authority	$14	$14	$14	$14
Fuel and carbon taxes	$2,164	$2,176	$2,205	$2,237
Calendar Year
Real GDP	2.0%	1.9%	2.3%	2.5%
Gasoline volumes	0.0%	0.0%	0.0%	0.0%
Diesel volumes	2.0%	2.0%	2.0%	2.0%
Natural gas volumes	2.0%	1.9%	2.3%	2.5%
Carbon tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$30	$30	$30	$30
Natural gas (cents/gigajoule)	148.98 ¢	148.98 ¢	148.98 ¢	148.98 ¢
Gasoline (cents/litre)	6.67 ¢	6.67 ¢	6.67 ¢	6.67 ¢
Light fuel oil (cents/litre)	7.67 ¢	7.67 ¢	7.67 ¢	7.67 ¢
Carbon tax revenue	$1,228	$1,240	$1,261	$1,285
Components of fuel tax revenue
Consolidated Revenue Fund	$509	$509	$514	$519
BC Transit	$12	$12	$12	$12
BC Transportation Financing Authority	$415	$415	$418	$421
	$936	$936	$944	$952
Property taxes	$2,156	$2,126	$2,198	$2,281
Calendar Year					+/- 1% change in new construction & inflation equals up to +/- $25 million in residential property taxation revenue
BC Consumer Price Index	1.5%	1.3%	1.9%	2.0%
Housing starts	24,949	25,900	25,878	26,014
Home owner grants (fiscal year)	$821	$820	$841	$862
Components of revenue
Residential (net of home owner grants)	$733	$726	$741	$764
Non-residential	$1,124	$1,114	$1,157	$1,202	+/- 1% change in 2014 new construction and inflation equals up to +/- $20 million in non-residential property taxation revenue
Rural area	$100	$89	$91	$94
Police	$32	$33	$34	$36
BC Assessment Authority	$83	$84	$85	$88
BC Transit	$84	$80	$90	$97
Other taxes	$2,034	$2,089	$2,094	$2,103
Calendar Year
Population	1.0%	1.0%	1.1%	1.2%
BC Consumer Price Index	1.5%	1.3%	1.9%	2.0%
BC housing starts	-7.8%	-4.3%	-0.1%	0.5%
Real GDP	2.0%	1.9%	2.3%	2.5%
Nominal GDP	3.6%	3.5%	4.2%	4.4%
Components of revenue
Property transfer	$804	$854	$854	$858
Tobacco	$780	$780	$780	$780
Insurance premium and other	$450	$455	$460	$465

First Quarterly Report 2014/15

Appendix

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2014/15		2015/16	2016/17	2014/15 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other	$1,754	$1,865	$1,815	$1,718
Natural gas price

+/- $0.50 change in the natural gas price equals +/- $125 million, including impacts on production volumes and royalty program credits, but excluding any changes from byproducts revenue (e.g. butane, ethane, propane) Sensitivities can also vary significantly at different price levels.

Plant inlet, $Cdn/gigajoule	$2.45	$3.03	$2.94	$3.09
Sumas, $US/ MMBtu	$4.11	$4.50	$4.33	$4.47
Natural gas production volumes
Billions of cubic metres	42.8	41.7	46.0	50.3
Petajoules	1,696	1,655	1,826	1,995
Annual per cent change	8.2%	5.5%	10.3%	9.3%

Oil price ($US/bbl at Cushing, Ok)	$95.12	$98.86	$95.84	$94.99
Auctioned land base (000 hectares)	100	100	100	100
Average bid price/hectare ($)	$750	$750	$750	$800	+/- 1% change in natural gas volumes equals +/- $2 million on natural gas royalties
Cash sales of Crown land tenures	$75	$75	$75	$80
Metallurgical coal price ($US/tonne, fob west coast)	$176	$121	$130	$137
Copper price ($US/lb)	$3.16	$3.16	$3.14	$3.16
Annual electricity volumes set by treaty	4.1	4.1	4.1	4.1	+/- 1 cent change in the exchange rate equals +/- $13 million on natural gas royalties +/- 10% change in the average Mid-Columbia electricity price equals +/- $14 million
(million mega-watt hours)
Mid-Columbia electricity price	$40	$42	$40	$41
($US/mega-watt hour)
Exchange rate (US¢/ Cdn$, calendar year)	93.2	91.3	89.2	89.7
Components of revenue
Natural gas royalties	$441	$643	$624	$619
Bonus bids, fees and rentals	$806	$806	$747	$620

Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects nine-year deferral of cash receipts from the sale of Crown land tenures

Petroleum royalties	$97	$101	$94	$89
Columbia River Treaty electricity sales	$160	$163	$166	$169
Coal	$154	$63	$86	$112
Minerals, metals and other	$47	$40	$48	$56
Oil and Gas Commission fees and levies	$49	$49	$50	$53

Royalty programs and infrastructure credits
Deep drilling	$-323	$-493	$-564	$-728
Road and pipeline infrastructure	$-60	$-53	$-84	$-128
Total	$-383	$-546	$-648	$-856
Implicit average natural gas royalty rate	10.6%	12.8%	11.6%	10.0%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

First Quarterly Report 2014/15

Appendix

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2014/15		2015/16	2016/17	2014/15 Sensitivities
Forests	$785	$831	$858	$898
Prices (calendar year average)					+/- US$50 change in SPF price equals +/- $75 to $100 million
SPF 2x4 ($US/1000 bd ft)	$345	$346	$335	$335
Random Lengths Composite ($US/thousand board feet)	$370	$372	$360	$360
Pulp ($US/tonne)	$838	$904	$831	$825	+/- US$50 change in pulp price equals +/-$5 to $10 million +/- Cdn$10 change in average log price equals +/-$10 to $20 million
Coastal log ($Cdn/cubic metre)
(Vancouver Log Market, fiscal year)	$86	$93	$88	$86

Fiscal Year Trade Assumptions
Export tax rate (effective rate)	0.8%	0.8%	0.8%	0.8%
Lumber shipments and consumption (billion board feet)					+/- 1 cent change in
U.S. lumber consumption	40.4	40.4	41.4	41.9

exchange rate equals +/- $15 to $20 million on stumpage revenue +/- 10% change in Interior harvest volumes equals +/- $40 to $50 million +/- 10% change in Coastal harvest volumes equals +/- $5 to $7 million

BC surge trigger volumes	8.6	8.6	8.8	8.9
BC lumber exports to US	6.9	6.9	7.1	7.3

Crown harvest volumes (million cubic metres)
Interior	50.8	49.7	49.7	49.7
Coast	14.2	14.3	14.3	14.3
Total	65.0	64.0	64.0	64.0
BC Timber Sales (included in above)	11.7	11.7	11.9	12.3

Components of revenue					The above sensitivities relate to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in softwood lumber border tax revenues
Tenures	$513	$519	$547	$582
BC Timber Sales	$209	$242	$246	$252
Federal border tax (SLA 2006)	$7	$8	$9	$10
Logging tax	$20	$25	$20	$20
Other CRF revenue	$21	$22	$21	$19
Recoveries	$15	$15	$15	$15

2015/16 and 2016/17 SLA 2006 border tax forecast assumes a continuation of the Softwood Lumber Agreement beyond its current October 2015 expiry date.

Other natural resources	$471	$470	$489	$494
Components of revenue
Water rental and licences*	$401	$400	$419	$424
Recoveries	$50	$50	$50	$50
Angling and hunting permits and licences	$13	$13	$13	$13
Recoveries	$7	$7	$7	$7

* Water rentals for power purposes are indexed to Consumer Price Index.

Other revenue	$9,385	$9,334	$9,468	$9,681
Components of revenue
Fees and licences
Consolidated Revenue Fund	$3,025	$3,012	$3,188	$3,316
Medical Services Plan premiums	$2,176	$2,166	$2,298	$2,426
Motor vehicle licences and permits	$522	$520	$529	$537
Other Consolidated Revenue Fund	$327	$326	$361	$353
Recoveries	$208	$208	$194	$194
MSP recoveries	$95	$95	$84	$84
Other recoveries	$113	$113	$110	$110
Crown corporations and agencies	$111	$107	$110	$112
Other service delivery agencies	$1,992	$2,053	$2,132	$2,222
Post-secondary education fees	$1,489	$1,531	$1,606	$1,689
Other health-care related fees	$332	$342	$346	$353
School Districts	$171	$180	$180	$180
Investment earnings
Consolidated Revenue Fund	$63	$57	$23	$21
Fiscal agency loans & sinking funds earnings	$870	$869	$938	$998
Crown corporations and agencies	$18	$30	$19	$22
Other service delivery agencies	$140	$140	$135	$137
Sales of goods and services	$905	$934	$942	$954
Miscellaneous	$1,853	$1,724	$1,787	$1,705
Asset sales	$200	$200	—	—

First Quarterly Report 2014/15

Appendix

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2014/15		2015/16	2016/17	2014/15 Sensitivities
Health and social transfers	$5,840	$5,810	$6,123	$6,444
National Cash Transfers					+/- 0.1% change in BC’s population share equals +/- $45 to $50 million
Canada Health Transfer (CHT)	$32,100	$32,100	$34,026	$36,068
Wait Times Reduction Transfer (WTRT)	—	—	—	—
Canada Social Transfer (CST)	$12,582	$12,582	$12,959	$13,348
BC share of national population (June 1)	13.03%	13.01%	13.02%	13.03%
BC health and social transfers revenue
CHT	$4,183	$4,178	$4,429	$4,701
WTRT	—	—	—	—
CST	$1,640	$1,637	$1,687	$1,740
Prior-year adjustments		$-22
Health deferral
Diagnostic and Medical Equipment	$10	$10	—	—
Medical Equipment Trust	$7	$7	$7	$3
Other federal contributions	$1,523	$1,567	$1,502	$1,489
Components of revenue
Disaster Financial Assistance	$44	$43	$8	$8
Other Consolidated Revenue Fund	$148	$149	$137	$137
Labour Market Development Agreement	$301	$301	$301	$301
Labour Market Agreement	$66	$66	$66	$66
Family Support and Children in Care	$49	$49	$49	$49
Local Government Services and Transfers	$8	$8	—	—
Canada-BC Co-operation on Immigration	—	—	—	—
Educational Institutions and Organizations	—	—	—	—
Other recoveries	$116	$116	$116	$113
Crown corporations and agencies	$243	$243	$233	$224
Post-secondary institutions	$463	$504	$509	$508
Other SUCH sector agencies	$85	$88	$83	$83
Service delivery agency direct revenue	$5,883	$5,892	$5,976	$6,043
School districts	$536	$527	$527	$527
Post-secondary institutions	$3,048	$3,036	$3,137	$3,239
Health authorities and hospital societies	$799	$814	$819	$825
BC Transportation Financing Authority	$511	$516	$489	$503
Other service delivery agencies	$989	$999	$1,004	$949
Commercial Crown corporation net income	$2,885	$3,006	$2,859	$3,019
BC Hydro	$582	$588	$654	$700

reservoir water inflows	100%	100%	100%	100%	+/-1% in hydro generation = +/-$15 million

mean gas price	3.90	4.79	4.26	4.31	+/-10% = -/+$5 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
electricity prices	31.85	38.37	35.93	36.48	+/-10% change in electricity trade margins = +/-$15 million
(Mid-C, $US/MWh)
ICBC	$252	$363	$150	$167
vehicle growth	+1.7%	+1.7%	+1.7%	+1.7%	+/-1% = +/-$41 million
current claims cost percentage change	+5.5%	+6.3%	+3.7%	+3.4%	+/-1% = -/+$34 million
investment return	4.5%	4.9%	3.3%	3.2%	+/-1% return = +/-$135 to $141 million
loss ratio	89.8%	89.0%	89.5%	89.0%

First Quarterly Report 2014/15

Appendix

Table A2 Natural Gas Price Forecasts — 2014/15 to 2016/17

				Adjusted to fiscal years and
				$C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2014	2015	2016	2014/15	2015/16	2016/17

GLJ Henry Hub US$/MMBtu (Jul 1, 2014)	4.65	4.50	4.75	3.07	3.12	3.38
Sproule Henry Hub US$/MMBtu (Jun 30, 2014)	4.61	4.46	4.45	3.03	3.00	3.10
McDaniel Henry Hub US$/MMBtu (Jul 1, 2014)	4.73	4.65	4.80	3.17	3.25	3.44
Deloitte Henry Hub US$/Mcf (Jun 30, 2014)	4.76	4.45	4.45	2.96	2.83	2.88
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jul 1, 2014)	4.79	4.50	4.75	3.56	3.43	3.67
Sproule Alberta AECO-C Spot CDN$/MMBtu (Jun 30, 2014)	4.94	4.59	4.58	3.69	3.45	3.54
McDaniel AECO-C Spot C$/MMBtu (Jul 1, 2014)	4.63	4.60	4.75	3.48	3.50	3.66
Deloitte AECO-C Spot C$/Mcf (Jun 30, 2014)	5.01	4.50	4.55	3.55	3.23	3.30
GLJ Sumas Spot US$/MMBtu (Jul 1, 2014)	4.75	4.45	4.70	3.21	3.15	3.41
Sproule Sumas Spot CDN$/MMBtu (Jun 30, 2014)	5.32	5.04	5.03	3.31	3.12	3.21
GLJ BC Spot Plant Gate CDN$/MMBtu (Jul 1, 2014)	4.38	4.15	4.40	3.14	3.05	3.29
Sproule BC Station 2 CDN$/MMBtu (Jun 30, 2014)	4.83	4.54	4.53	3.43	3.23	3.32
McDaniel BC Avg Plant Gate C$MMBtu (Jul 1, 2014)	4.30	4.30	4.45	3.13	3.17	3.32
Deloitte BC Station 2 C$MMBtu (Jun 30, 2014)	4.83	4.35	4.35	3.35	3.03	3.08
GLJ Midwest Chicago US$/MMBtu (Jul 1, 2014)	5.58	4.60	4.85	3.63	3.06	3.33
Sproule Alliance Plant Gate CDN$/MMBtu (Jun 30, 2014)	6.40	4.16	4.15	4.56	3.04	3.13
EIA Henry Hub US$/MMBtu (Jul 8, 2014)	4.77	4.50		3.09
TD Economics Henry Hub FuturesUS$/MMBtu (May 26, 2014)	4.47	4.04		2.77
Scotiabank Group Henry Hub US$/MMBtu (Jul 18, 2014)	4.60	4.50		3.03
BMO Alberta Empress US$/MMBtu (Jun 25, 2014)	4.65	4.20		3.64
CIBC World Markets Inc. Henry Hub US$/MMBtu (June 11, 2014)	4.40	4.30		2.82
InSite Petroleum Consultants Ltd Henry Hub US$/MMBtu (Jun 30, 2014)	4.55	4.55	4.75	3.01	3.16	3.38
Fekete AECO-C CDN$/MMBtu (Mar 31, 2014)	4.80	4.50	4.80	3.57	3.45	3.72
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Jul 22, 2014)				2.53	2.41	2.61

Average all minus high/low				3.28	3.18	3.35

Average one forecast per consultant minus high/low				3.17	3.15	3.33

Natural gas royalty price forecast			.	3.03	2.94	3.09

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd	US EIA: US Energy Information Administration	AECO: Alberta Energy Company
Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants		McDaniel: McDaniel & Associates Consultants Ltd

First Quarterly Report 2014/15

Appendix

Table A3 Material Assumptions — Expense

	Budget	Updated
Ministry Programs and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2014/15		2015/16	2016/17	Sensitivities 2014/15
Advanced Education	1,936	1,936	1,911	1,911
Student spaces in public institutions (# FTEs)	201,220	201,220	201,230	201,230	The number of student spaces may vary depending on the financial and other policies of post-secondary institutions.

Children and Family Development	1,356	1,356	1,391	1,391
Average children-in-care caseload (#)	8,100	8,100	8,000	8,000

Caseload is expected to decrease slightly. A 1% increase in the cost per case or a 1% increase in the average caseload will affect expenditures by approximately $2 million (excluding Delegated Aboriginal Agencies).

Average annual residential cost per child in care ($)	37,200	37,200	38,000	38,700

Education	5,387	5,395	5,391	5,391
Enrolment (# of FTEs)	544,095	534,213	539,702	540,587

Enrolment figures are based on BC Stats and school district enrolment trends, to which the ministry has added forecasts for distributed and summer learning and adult education. The 2014/15 summer learning forecast decrease is due to the teachers’ job action, which limited enrolment to students needing courses to graduate and enter post-secondary education as per a BC Labour Relations Board essential service ruling.

School age (K—12)	521,064	518,368	517,282	518,366
Distributed Learning (online)	11,842	11,824	11,747	11,548
Summer	6,658	6	6,658	6,658
Adults	4,531	4,015	4,015	4,015

Forests, Lands and Natural Resource Operations	593	880	594	605
BC Timber Sales	156	156	158	160

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year then capitalized expenses will also be reduced in that year.

Direct Fire Fighting	63	350	63	63	Over the past several years, Direct fire fighting costs have ranged from a low of $19 million in 1997 to $382 million in 2009.

Health	16,936	16,936	17,402	17,856
Pharmacare	1,079	1,079	1,103	1,125	A 1% change in utilization or drug prices affects costs by approximately $10 million.
Medical Services Plan (MSP)	4,062	4,062	4,143	4,226	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.
Regional Services	11,524	11,524	11,882	12,227
Justice	1,155	1,169	1,157	1,157
New cases filed/processed (# for all courts)	270,000	270,000	270,000	270,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputed which would go to court for resolution.

Crown Proceedings Act (CPA)	25	25	25	25	The number and size of litigation brought against the province, as well as the effectiveness of mitigation strategies and legal defence.

Policing, Victim Services and Corrections	609	609	611	611	The volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.

Emergency Program Act (EPA)	15	29	15	15	The number and severity of natural disasters.

First Quarterly Report 2014/15

Appendix

Table A3 Material Assumptions — Expense (continued)

	Budget	Updated
Ministry Programs and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2014/15		2015/16	2016/17	Sensitivities 2014/15
Social Development and Social Innovation	2,530	2,530	2,570	2,586
Temporary Assistance annual average caseload (#)	44,800	44,800	43,400	42,000

The expected to work caseload is sensitive to fluctuations in economic and employment trends in the service sector. A 1% change in the Temporary Assistance annual average caseload or average cost per case will affect expenditures by approximately $4 million annually.

Disability Assistance annual average caseload (#)	91,200	91,200	94,900	94,900

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities and significant health issues. A 1% change in the Disability Assistance annual average caseload or average cost per case will affect expenditures by approximately $9 million annually.

Adult Community Living:

The adult community living caseload is sensitive to an aging population and to the level of service offered. For example, residential care is significantly more costly than day programs. A 1% change in the average annual caseload will affect expenditures by approximately $7 million annually.

Developmental Disabilities Programs
Average caseload (#)	16,260	16,360	17,170	17,970
Average cost per client ($)	46,100	45,800	44,050	43,050
Personal Supports Initiative
Average caseload (#)	780	800	990	1,170
Average cost per client ($)	23,950	23,260	20,030	19,240

Tax Transfers	778	772	938	952
Individuals	307.0	317.0	453.0	453.0

These tax transfers are now expensed as required under generally accepted accounting principles. Previously the family bonus was split 50/50 between expense program and as reduction to revenue while all other refundable credits were recorded as reduction to revenue.

Low Income Climate Action	194.0	194.0	194.0	194.0
Early Childhood Tax Benefit			146.0	146.0
Sales Tax	53.0	53.0	53.0	53.0
Small Business Venture Capital	25.0	25.0	25.0	25.0
BC Senior’s Home Renovation	4.0	4.0	4.0	4.0
Other tax transfers to individuals	30.7	40.7	30.8	30.8

Family Bonus Program	0.3	0.3	0.2	0.2
Corporations	471.0	455.0	485.0	499.0
Film and Television	80.0	80.0	80.0	80.0
Production Services	197.5	182.5	207.5	217.5
Scientific Research & Experimental
Development	74.0	71.0	78.0	82.0
Interactive Digital Media	50.0	45.0	50.0	50.0
Mining Exploration	55.0	65.0	55.0	55.0
Other tax transfers to corporations	14.5	11.5	14.5	14.5
2014/15 tax transfer forecasts incorporates adjustments relating to prior years
Management of Public Funds and Debt	1,286	1,271	1,307	1,385
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1% change in interest rates equals $103.7 million; $100 million increase in debt level equals $2.8 million.
Short-term	1.09%	1.07%	1.46%	2.48%
Long-term	3.93%	3.35%	4.28%	5.25%
CDN/US exchange rate (cents)	107.6	109.8	112.0	111.9
Service delivery agency net spending	5,792	5,797	5,882	5,988
School districts	279	256	286	219
Post-secondary institutions	2,985	2,973	2,960	2,949
Health authorities and hospital societies	645	654	616	655
BC Transportation Financing Authority	1,038	1,035	1,127	1,233
Other service delivery agencies	845	879	893	932

First Quarterly Report 2014/15

Appendix

Table A4 Operating Statement — 2007/08 to 2016/17

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Revenue	40,023	38,720	37,978	40,688	41,809	42,049	43,728	45,315	46,057	47,447	1.9
Expense	(36,833)	(38,665)	(39,790)	(40,926)	(42,047)	(43,201)	(43,375)	(44,849)	(45,604)	(46,655)	2.7
Surplus (deficit) before unusual items	3,190	55	(1,812)	(238)	(238)	(1,152)	353	466	453	792
Forecast allowance	—	—	—	—	—	—	—	(200)	(225)	(325)
Negotiating Framework incentive payments	(4)	(2)	—	—	—	—	—	—	—	—
Climate Action Dividend	(440)	20	—	—	—	—	—	—	—	—
Liability for HST transition funding repayment	—	—	—	—	(1,599)	—	—	—	—	—
Surplus (deficit)	2,746	73	(1,812)	(238)	(1,837)	(1,152)	353	266	228	467

Per cent of GDP: [1]
Surplus (deficit)	1.4	0.0	-0.9	-0.1	-0.9	-0.5	0.2	0.1	0.1	0.2
Per cent of revenue:
Surplus (deficit)	6.9	0.2	-4.8	-0.6	-4.4	-2.7	0.8	0.6	0.5	1.0
Per capita ($): [2]
Surplus (deficit)	640	17	(411)	(53)	(408)	(254)	77	57	49	99

1   Surplus (deficit) as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 amounts divided by GDP for the 2014 calendar year).

2   Per capita revenue and expense is calculated using July 1 population (e.g. 2014/15 amounts divided by population on July 1, 2014).

First Quarterly Report 2014/15

Appendix

Table A5 Revenue by Source — 2007/08 to 2016/17

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Taxation revenue:
Personal income	7,074	6,309	5,769	5,805	6,427	6,977	6,862	7,828	7,910	8,103	1.5
Corporate income	2,477	2,294	1,625	2,026	2,002	2,204	2,427	2,467	2,578	2,780	1.3
Sales	5,248	5,137	4,945	5,614	5,930	6,068	5,303	5,746	5,958	6,200	1.9
Fuel	935	891	884	940	928	890	917	936	944	952	0.2
Carbon	—	306	541	741	959	1,120	1,222	1,240	1,261	1,285	n/a
Tobacco	693	709	683	735	636	614	724	780	780	780	1.3
Property	1,797	1,850	1,887	1,920	1,913	1,985	2,080	2,126	2,198	2,281	2.7
Property transfer	1,068	715	887	855	944	758	937	854	854	858	-2.4
Corporation capital	117	108	95	(3)	(5)	1	—	—	—	—	n/a
Insurance premium	373	389	389	399	411	433	458	455	460	465	2.5
	19,782	18,708	17,705	19,032	20,145	21,050	20,930	22,432	22,943	23,704	2.0
Natural resource revenue:
Natural gas royalties	1,132	1,314	406	313	339	169	445	643	624	619	-6.5
Crown land tenures	569	814	867	923	928	868	859	806	747	620	1.0
Columbia River Treaty	246	231	168	136	110	89	170	163	166	169	-4.1
Other energy and minerals	367	479	421	514	529	306	269	253	278	310	-1.9
Forests	1,087	557	387	436	482	562	719	831	858	898	-2.1
Other resources	341	413	398	406	424	479	493	470	489	494	4.2
	3,742	3,808	2,647	2,728	2,812	2,473	2,955	3,166	3,162	3,110	-2.0
Other revenue:
Medical Services Plan premiums	1,557	1,595	1,666	1,787	1,919	2,047	2,158	2,261	2,382	2,510	5.4
Post-secondary education fees	979	1,036	1,123	1,235	1,291	1,345	1,445	1,531	1,606	1,689	6.2
Other health-care related fees	248	257	267	308	324	327	333	342	346	353	4.0
Motor vehicle licences and permits	445	450	449	467	479	489	504	520	529	537	2.1
Other fees and licences	750	670	616	643	722	699	770	726	761	755	0.1
Investment earnings	1,133	818	930	843	1,022	1,173	1,113	1,096	1,115	1,178	0.4
Sales of goods and services	637	694	728	759	930	942	946	934	942	954	4.6
Miscellaneous	1,813	1,809	1,887	1,937	1,755	1,684	1,938	1,724	1,787	1,705	-0.7
Release of surplus assets	—	—	—	—	—	—	433	200	—	—	n/a
	7,562	7,329	7,666	7,979	8,442	8,706	9,640	9,334	9,468	9,681	2.8
Contributions from the federal government:
Health and social transfers	4,614	4,743	4,883	5,176	5,384	5,442	5,869	5,810	6,123	6,444	3.8
Harmonized sales tax transition payments	—	—	250	769	580	—	—	—	—	—	n/a
Equalization	—	—	—	—	—						n/a
Other cost shared agreements	1,328	1,252	1,794	2,064	1,755	1,602	1,633	1,567	1,502	1,489	1.3
	5,942	5,995	6,927	8,009	7,719	7,044	7,502	7,377	7,625	7,933	3.3
Commercial Crown corporation net income:
BC Hydro	369	365	447	591	558	509	549	588	654	700	7.4
Liquor Distribution Branch	858	891	877	891	909	930	877	871	875	888	0.4
BC Lotteries (net of payments to federal gov’t)	1,080	1,082	1,070	1,097	1,102	1,116	1,165	1,183	1,195	1,236	1.5
ICBC	633	512	601	315	84	231	136	363	150	167	-13.8
BC Railway Company	13	36	2	15	14	6	13	14	13	7	-6.6
Transportation Invest Corp. (Port Mann)	—	(47)	(4)	(7)	(17)	(60)	(88)	(79)	(80)	(76)	n/a
Other	42	41	40	38	41	44	49	66	52	97	9.7
	2,995	2,880	3,033	2,940	2,691	2,776	2,701	3,006	2,859	3,019	0.1
Total revenue	40,023	38,720	37,978	40,688	41,809	42,049	43,728	45,315	46,057	47,447	1.9

First Quarterly Report 2014/15

Appendix

Table A6 Revenue by Source Supplementary Information — 2007/08 to 2016/17

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Per cent of nominal GDP: [1]
Taxation	10.0	9.2	9.0	9.2	9.4	9.6	9.3	9.6	9.4	9.3	-0.8
Natural resources	1.9	1.9	1.4	1.3	1.3	1.1	1.3	1.4	1.3	1.2	-4.8
Other	3.8	3.6	3.9	3.9	3.9	4.0	4.3	4.0	3.9	3.8	-0.1
Contributions from the federal government	3.0	2.9	3.5	3.9	3.6	3.2	3.3	3.2	3.1	3.1	0.4
Commercial Crown corporation net income	1.5	1.4	1.5	1.4	1.3	1.3	1.2	1.3	1.2	1.2	-2.7
Total revenue	20.3	19.0	19.4	19.8	19.4	19.1	19.4	19.4	18.9	18.7	-0.9
Growth rates (per cent):
Taxation	7.8	-5.4	-5.4	7.5	5.8	4.5	-0.6	7.2	2.3	3.3	n/a
Natural resources	-5.1	1.8	-30.5	3.1	3.1	-12.1	19.5	7.1	-0.1	-1.6	n/a
Other	3.8	-3.1	4.6	4.1	5.8	3.1	10.7	-3.2	1.4	2.2	n/a
Contributions from the federal government	-7.1	0.9	15.5	15.6	-3.6	-8.7	6.5	-1.7	3.4	4.0	n/a
Commercial Crown corporation net income	10.8	-3.8	5.3	-3.1	-8.5	3.2	-2.7	11.3	-4.9	5.6	n/a
Total revenue	3.5	-3.3	-1.9	7.1	2.8	0.6	4.0	3.6	1.6	3.0	n/a
Per capita ($): [2]
Taxation	4,610	4,301	4,014	4,262	4,478	4,633	4,568	4,847	4,902	5,003	0.9
Natural resources	872	876	600	611	625	544	645	684	676	656	-3.1
Other	1,762	1,685	1,738	1,787	1,876	1,916	2,104	2,017	2,023	2,043	1.7
Contributions from the federal government	1,385	1,378	1,571	1,793	1,716	1,550	1,637	1,594	1,629	1,674	2.1
Commercial Crown corporation net income	698	662	688	658	598	611	589	650	611	637	-1.0
Total revenue	9,327	8,902	8,610	9,111	9,293	9,255	9,543	9,792	9,841	10,014	0.8

Real Per Capita Revenue (2013 $) [3]	9,980	9,330	9,025	9,423	9,388	9,247	9,543	9,669	9,541	9,513	-0.5
Growth rate (per cent)	0.5	-6.5	-3.3	4.4	-0.4	-1.5	3.2	1.3	-1.3	-0.3	-0.4

1        Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2014/15 revenue divided by nominal GDP for the 2014 calendar year).

2        Per capita revenue is calculated using July 1 population (e.g. 2014/15 revenue divided by population on July 1, 2014).

3        Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 revenue).

First Quarterly Report 2014/15

Appendix

Table A7 Expense by Function — 2007/08 to 2016/17

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Function:
Health:
Medical Services Plan	3,168	3,282	3,407	3,641	3,873	3,906	4,114	4,220	4,309	4,400	3.7
Pharmacare	955	1,010	1,053	1,129	1,147	1,122	1,130	1,120	1,144	1,166	2.2
Regional services	9,321	10,030	10,273	10,597	11,255	11,784	11,960	12,405	12,775	13,127	3.9
Other healthcare expenses	667	601	597	625	642	690	658	851	853	850	2.7
	14,111	14,923	15,330	15,992	16,917	17,502	17,862	18,596	19,081	19,543	3.7
Education:
Elementary and secondary	5,521	5,740	5,778	5,802	5,885	6,002	6,133	6,110	6,125	6,135	1.2
Post-secondary	4,307	4,573	4,732	4,859	4,907	5,103	5,284	5,367	5,433	5,523	28
Other education expenses	152	158	528	504	436	423	410	464	462	463	13.2
	9,980	10,471	11,038	11,165	11,228	11,528	11,827	11,941	12,020	12,121	2.2
Social services:
Social assistance	1,255	1,339	1,454	1,506	1,550	1,552	1,572	1,576	1,596	1,612	2.8
Child welfare	925	1,073	1,077	1,118	1,112	1,098	1,097	1,015	1,050	1,050	1.4
Low income tax credit transfers	85	188	216	408	509	534	279	247	247	247	12.6
Community living and other services	756	723	729	754	769	806	857	888	883	884	1.8
	3,021	3,323	3,476	3,786	3,940	3,990	3,805	3,726	3,776	3,793	2.6
Protection of persons and property	1,429	1,429	1,380	1,448	1,512	1,539	1,520	1,417	1,406	1,401	-0.2
Transportation	1,378	1,401	1,453	1,580	1,544	1,552	1,554	1,625	1,693	1,775	2.9
Natural resources & economic development	2,073	1,886	2,159	2,349	1,873	2,092	1,755	2,027	1,784	1,834	-1.4
Other	1,386	1,649	1,382	1,208	1,415	1,346	1,184	1,312	1,360	1,334	-0.4
Contingencies	—	—	—	—	—	—	—	300	400	575	n/a
General government	1,218	1,425	1,375	1,146	1,235	1,262	1,386	1,345	1,392	1,396	1.5
Debt servicing	2,237	2,158	2,197	2,252	2,383	2,390	2,482	2,560	2,692	2,883	2.9
Operating expense	36,833	38,665	39,790	40,926	42,047	43,201	43,375	44,849	45,604	46,655	2.7
Unusual items:
Negotiating Framework incentive payments	4	2	—	—	—	—	—	—	—	—
Climate Action Dividend	440	(20)	—	—	—	—	—	—	—	—
HST transition funding repayment	—	—	—	—	1,599	—	—	—	—	—
Total expense	37,277	38,647	39,790	40,926	43,646	43,201	43,375	44,849	45,604	46,655
Per cent of operating expense:
Health	38.3	38.6	38.5	39.1	40.2	40.5	41.2	41.5	41.8	41.9	1.0
Education	27.1	27.1	27.7	27.3	26.7	26.7	27.3	26.6	26.4	26.0	-0.5
Social services and housing	8.2	8.6	8.7	9.3	9.4	9.2	8.8	8.3	8.3	8.1	-0.1
Protection of persons and property	3.9	3.7	3.5	3.5	3.6	3.6	3.5	3.2	3.1	3.0	-2.8
Transportation	3.7	3.6	3.7	3.9	3.7	3.6	3.6	3.6	3.7	3.8	0.2
Natural resources & economic development	5.6	4.9	5.4	5.7	4.5	4.8	4.0	4.5	3.9	3.9	-3.9
Other	3.8	4.3	3.5	3.0	3.4	3.1	2.7	2.9	3.0	2.9	-3.0
Contingencies	—	—	—	—	—	—	—	0.7	0.9	1.2	n/a
General government	3.3	3.7	3.5	2.8	2.9	2.9	3.2	3.0	3.1	3.0	-1.1
Debt servicing	6.1	5.6	5.5	5.5	5.7	5.5	5.7	5.7	5.9	6.2	0.2
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

First Quarterly Report 2014/15

Appendix

Table A8 Expense by Function Supplementary Information — 2007/08 to 2016/17

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Per cent of nominal GDP: [1]
Health	7.2	7.3	7.8	7.8	7.9	8.0	7.9	8.0	7.8	7.7	0.8
Education	5.1	5.1	5.6	5.4	5.2	5.2	5.2	5.1	4.9	4.8	-0.7
Social services	1.5	1.6	1.8	1.8	1.8	1.8	1.7	1.6	1.6	1.5	-0.3
Protection of persons and property	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.6	-3.0
Transportation	0.7	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.0
Natural resources & economic development	1.1	0.9	1.1	1.1	0.9	1.0	0.8	0.9	0.7	0.7	-4.1
Other	0.7	0.8	0.7	0.6	0.7	0.6	0.5	0.6	0.6	0.5	-3.2
Contingencies	—	—	—	—	—	—	—	0.1	0.2	0.2	n/a
General government	0.6	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.5	-1.3
Debt servicing	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	0.0
Operating expense	18.7	19.0	20.3	19.9	19.5	19.6	19.2	19.2	18.7	18.4	-0.2
Growth rates (per cent):
Health	7.7	5.8	2.7	4.3	5.8	3.5	2.1	4.1	2.6	2.4	n/a
Education	5.2	4.9	5.4	1.2	0.6	2.7	2.6	1.0	0.7	0.8	n/a
Social services	4.8	10.0	4.6	8.9	4.1	1.3	-4.6	-2.1	1.3	0.5	n/a
Protection of persons and property	20.7	0.0	-3.4	4.9	4.4	1.8	-1.2	-6.8	-0.8	-0.4	n/a
Transportation	10.2	1.7	3.7	8.7	-2.3	0.5	0.1	4.6	4.2	4.8	n/a
Natural resources & economic development	16.3	-9.0	14.5	8.8	-20.3	11.7	-16.1	15.5	-12.0	2.8	n/a
Other	12.5	19.0	-16.2	-12.6	17.1	-4.9	-12.0	10.8	3.7	-1.9	n/a
General government	-2.7	17.0	-3.5	-16.7	7.8	2.2	9.8	-3.0	3.5	0.3	n/a
Debt servicing	-1.5	-3.5	1.8	2.5	5.8	0.3	3.8	3.1	5.2	7.1	n/a
Operating expense	7.0	5.0	2.9	2.9	2.7	2.7	0.4	3.4	1.7	2.3	n/a
Per capita ($): [2]
Health	3,289	3,431	3,476	3,581	3,760	3,852	3,898	4,018	4,077	4,125	2.5
Education	2,326	2,407	2,503	2,500	2,496	2,537	2,581	2,580	2,568	2,558	1.1
Social services	704	764	788	848	876	878	830	805	807	801	1.4
Protection of persons and property	333	329	313	324	336	339	332	306	300	296	-1.3
Transportation	321	322	329	354	343	342	339	351	362	375	1.7
Natural resources & economic development	483	434	489	526	416	460	383	438	381	387	-2.4
Other	323	379	313	270	315	296	258	284	291	282	-1.5
Contingencies	—	—	—	—	—	—	—	65	85	121	n/a
General government	284	328	312	257	274	278	302	291	297	295	0.4
Debt servicing	521	496	498	504	530	526	542	553	575	608	1.7
Operating expense	8,584	8,890	9,021	9,164	9,346	9,508	9,465	9,691	9,743	9,848	1.5
Real Per Capita Operating Expense (2013 $) [3]	9,185	9,317	9,455	9,478	9,442	9,501	9,466	9,569	9,447	9,354	0.2
Growth rate (per cent)	3.9	1.4	1.5	0.2	-0.4	0.6	-0.4	1.1	-1.3	-1.0	0.6

1     Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2014/15 expense divided by nominal GDP for the 2014 calendar year).

2     Per capita expense is calculated using July 1 population (e.g. 2014/15 expense divided by population on July 1, 2014).

3     Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 expense).

First Quarterly Report 2014/15

Appendix

Table A9 Full-Time Equivalents (FTEs) — 2007/08 to 2016/17 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF) [2]	30,224	31,874	31,353	30,221	27,228	27,326	26,526	26,550	26,300	26,300	-0.7
Service delivery agencies [3]	4,128	4,403	4,508	4,295	4,346	4,508	4,640	4,680	4,680	4,680	0.7
Total FTEs	34,352	36,277	35,861	34,516	31,574	31,834	31,166	31,230	30,980	30,980	-0.5
Growth rates:
Ministries and special offices (CRF)	5.5	5.5	-1.6	-3.6	-9.9	0.4	-2.9	0.1	-0.9	0.0	-0.8
Service delivery agencies	5.4	6.7	2.4	-4.7	1.2	3.7	2.9	0.9	0.0	0.0	1.8
Population per FTE: [4]
Total FTEs	124.9	119.9	123.0	129.4	142.5	142.7	147.0	148.2	151.1	152.9	1.1

1    Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2  The ministry 2011/12 FTE total includes a reduction of about 3,200 FTEs reflecting the shift of BC Ambulance Service oversight from the Ministry of Health to the Provincial Health Services Authority.

3   Service delivery agency FTE amounts do not include SUCH sector staff employment.

4   Population per FTE is calculated using July 1 population (e.g. population on July 1, 2014 divided by 2014/15 FTEs).

First Quarterly Report 2014/15

Appendix

Table A10 Capital Spending — 2007/08 to 2016/17

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Taxpayer-supported:
Education
Schools districts	380	413	449	433	560	509	466	506	505	560	4.4
Post-secondary institutions	779	630	669	924	655	591	507	874	799	737	-0.6
Health	881	892	927	916	732	742	690	1,067	993	891	0.1
BC Transportation Financing Authority	884	881	918	1,080	921	1,005	1,017	1,032	982	678	-2.9
BC Transit	37	77	150	39	37	48	80	119	143	96	11.2
Vancouver Convention Centre expansion	251	242	41	10	1	—	—	—	—	—	n/a
BC Place redevelopment	—	45	75	197	194	6	—	12	2	—	n/a
Government direct (ministries)	335	430	306	261	245	267	298	432	358	295	-1.4
Other	117	133	184	250	220	111	93	156	113	82	-3.9
	3,664	3,743	3,719	4,110	3,565	3,279	3,151	4,198	3,895	3,339	-1.0
Self-supported:
BC Hydro	1,076	1,397	2,406	1,519	1,703	1,929	2,036	2,262	1,949	1,821	6.0
BC Transmission Corporation	70	19	12	—	—	—	—	—	—	—	n/a
Columbia River power projects	29	32	16	67	108	94	52	52	12	14	-7.8
Transportation Invest. Corp. (Port Mann)	—	215	778	730	734	540	202	120	—	—	n/a
BC Railway Company	20	10	14	6	9	10	8	6	3	1	-28.3
ICBC	23	22	22	48	92	73	82	91	66	40	6.3
BC Lotteries	60	97	92	81	74	97	100	90	90	110	7.0
Liquor Distribution Branch	18	17	19	18	19	10	13	30	34	65	15.3
Other [1]	3	1	3	1	5	12	26	—	—	—	n/a
	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,651	2,154	2,051	5.2
Total capital spending	4,963	5,553	7,081	6,580	6,309	6,044	5,670	6,849	6,049	5,390	0.9
Per cent of nominal GDP: [2]
Taxpayer-supported	1.9	1.8	1.9	2.0	1.7	1.5	1.4	1.8	1.6	1.3	-3.8
Self-supported	0.7	0.9	1.7	1.2	1.3	1.3	1.1	1.1	0.9	0.8	2.3
Total	2.5	2.7	3.6	3.2	2.9	2.7	2.5	2.9	2.5	2.1	-1.9
Growth rates:
Taxpayer-supported	7.6	2.2	-0.6	10.5	-13.3	-8.0	-3.9	33.2	-7.2	-14.3	0.6
Self-supported	32.1	39.3	85.7	-26.5	11.1	0.8	-8.9	5.2	-18.7	-4.8	11.5
Total	13.1	11.9	27.5	-7.1	-4.1	-4.2	-6.2	20.8	-11.7	-10.9	2.9
Per capita: [3]
Taxpayer-supported	854	861	843	920	792	722	688	907	832	705	-2.1
Self-supported	303	416	762	553	610	609	550	573	460	433	4.0
Total	1,157	1,277	1,605	1,473	1,402	1,330	1,237	1,480	1,292	1,138	-0.2
Real Per Capita Capital Spending (2013 $) [4]	1,238	1,338	1,683	1,524	1,417	1,329	1,237	1,461	1,253	1,081	-1.5
Growth rate (per cent)	9.9	8.1	25.7	-9.4	-7.0	-6.2	-6.9	18.1	-14.3	-13.8	0.4

1          Includes post-secondary institutions self-supported subsidiaries.

2          Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2014/15 amounts divided by nominal GDP for the 2014 calendar year).

3          Per capita capital spending is calculated using July 1 population (e.g. 2014/15 amounts divided by population on July 1, 2014).

4          Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 capital spending).

First Quarterly Report 2014/15

Appendix

Table A11 Statement of Financial Position — 2007/08 to 2016/17

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Financial assets:
Cash and temporary investments	5,954	5,185	2,911	3,060	3,235	3,174	2,802	2,047	1,521	1,746	-10.6
Other financial assets	6,862	5,875	7,171	7,990	7,938	8,186	9,336	8,975	9,210	9,354	2.9
Sinking funds	2,649	2,134	1,329	1,410	1,491	1,778	835	340	363	400	-15.8
Investments in commercial Crown corporations:
Retained earnings	5,329	5,952	7,458	7,092	6,998	7,541	7,839	8,213	8,389	8,636	4.5
Recoverable capital loans	7,719	9,149	11,471	12,947	14,846	16,907	18,921	20,561	21,427	22,247	10.1
	13,048	15,101	18,929	20,039	21,844	24,448	26,760	28,774	29,816	30,883	8.1
Warehouse borrowing program assets	—	2,081	—	—	—	—	—	—	—	—	n/a
	28,513	30,376	30,340	32,499	34,508	37,586	39,733	40,136	40,910	42,383	3.7
Liabilities:
Accounts payable & accrued liabilities	8,109	7,451	7,042	7,675	8,874	8,902	8,024	8,212	7,992	8,528	0.5
Deferred revenue	7,421	9,433	10,002	10,741	10,438	9,861	9,684	9,317	8,958	8,663	1.4
Debt:
Taxpayer-supported debt	26,549	26,402	29,968	31,821	34,659	38,182	41,068	42,290	44,177	45,140	4.9
Self-supported debt	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,257	22,116	22,920	9.9
Forecast allowance	—	—	—	—	—	—	—	200	225	325	n/a
Total provincial debt	34,637	38,014	41,885	45,154	50,193	55,816	60,693	63,747	66,518	68,385	6.4
Add: debt offset by sinking funds	2,649	2,134	1,329	1,410	1,491	1,778	835	340	363	400	-15.8
Less: guarantees and non-guaranteed debt	(492)	(496)	(546)	(455)	(730)	(755)	(726)	(717)	(709)	(693)	3.2
Financial statement debt	36,794	39,652	42,668	46,109	50,954	56,839	60,802	63,370	66,172	68,092	5.8
	52,324	56,536	59,712	64,525	70,266	75,602	78,510	80,899	83,122	85,283	4 5
Net liabilities	(23,811)	(26,160)	(29,372)	(32,026)	(35,758)	(38,016)	(38,777)	(40,763)	(42,212)	(42,900)	5.5
Capital and other assets:
Tangible capital assets	28,652	30,539	32,219	34,278	35,692	36,762	37,778	39,833	41,532	42,630	3.7
Restricted assets	1,130	1,178	1,241	1,312	1,377	1,442	1,493	1,554	1,616	1,678
Other assets	708	758	896	1,086	1,215	1,267	1,641	1,538	1,425	1,416	6.5
	30,490	32,475	34,356	36,676	38,284	39,471	40,912	42,925	44,573	45,724	3.8
Accumulated surplus (deficit)	6,679	6,315	4,984	4,650	2,526	1,455	2,135	2,162	2,361	2,824	n/a
Per cent of Nominal GDP: [1]
Net liabilities	12.1	12.8	15.0	15.5	16.6	17.3	17.2	17.4	17.3	16.9	3.1
Capital and other assets	15.5	15.9	17.5	17.8	17.8	17.9	18.1	18.4	18.3	18.0	1.4
Growth rates:
Net liabilities	-2.5	9.9	12.3	9.0	11.7	6.3	2.0	5.1	3.6	1.6	6.8
Capital and other assets	7.2	6.5	5.8	6.8	4.4	3.1	3.7	4.9	3.8	2.6	4.6
Per capita: [2]
Net liabilities	5,549	6,015	6,659	7,171	7,948	8,367	8,463	8,808	9,019	9,054	4.6
Capital and other assets	7,106	7,467	7,789	8,212	8,509	8,688	8,929	9,276	9,524	9,650	2.8

1         Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 amount divided by GDP for the 2014 calendar year).

2         Per capita net liabilities is calculated using July 1 population (e.g. 2014/15 amount divided by population on July 1, 2014).

First Quarterly Report 2014/15

Appendix

Table A12 Changes in Financial Position — 2007/08 to 2016/17

								Updated
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	plan	plan	10-year
($ millions)	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	Total
(Surplus) deficit for the year	(2,746)	(73)	1,812	238	1,837	1,152	(353)	(266)	(228)	(467)	906
Comprehensive income (increase) decrease	82	437	(481)	96	287	(81)	(327)	239	29	4	285
Change in accumulated (surplus) deficit	(2,664)	364	1,331	334	2,124	1,071	(680)	(27)	(199)	(463)	1,191
Capital and other asset changes:
Taxpayer-supported capital investments	3,664	3,743	3,719	4,110	3,565	3,279	3,466	4,198	3,895	3,339	36,978
Less: amortization and other accounting changes	(1,728)	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,450)	(2,143)	(2,196)	(2,241)	(21,064)
Increase in net capital assets	1,936	1,887	1,680	2,059	1,414	1,070	1,016	2,055	1,699	1,098	15,914
Increase (decrease) in restricted assets	168	48	63	71	65	65	51	61	62	62	716
Increase (decrease) in other assets	(46)	50	138	190	129	52	374	(103)	(113)	(9)	662
	2,058	1,985	1,881	2,320	1,608	1,187	1,441	2,013	1,648	1,151	17,292
Increase (decrease) in net liabilities	(606)	2,349	3,212	2,654	3,732	2,258	761	1,986	1,449	688	18,483
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	2,502	(769)	(2,274)	149	175	(61)	(372)	(755)	(526)	225	(1,706)
Increase (decrease) in warehouse borrowing investments	—	2,081	(2,081)	—	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	668	623	1,506	(366)	(94)	543	298	374	176	247	3,975
Self-supported capital investments	1,299	1,810	3,362	2,470	2,744	2,764	2,500	2,651	2,154	2,051	23,805
Less: loan repayments and other accounting changes	(750)	(380)	(1,040)	(994)	(845)	(703)	(486)	(1,011)	(1,288)	(1,231)	(8,728)
	1,217	2,053	3,828	1,110	1,805	2,604	2,312	2,014	1,042	1,067	19,052
Other working capital changes	(3,109)	(2,856)	331	(472)	(867)	1,084	1,262	(677)	837	(60)	(4,527)
	610	509	(196)	787	1,113	3,627	3,202	582	1,353	1,232	12,819
Increase (decrease) in financial statement debt	4	2,858	3,016	3,441	4,845	5,885	3,963	2,568	2,802	1,920	31,302
(Increase) decrease in sinking fund debt	1,149	515	805	(81)	(81)	(287)	943	495	(23)	(37)	3,398
Increase (decrease) in guarantees	8	(9)	(14)	(31)	(27)	(14)	(6)	(1)	(1)	—	(95)
Increase (decrease) in non-guaranteed debt	37	13	64	(60)	302	39	(23)	(8)	(7)	(16)	341
Increase (decrease) in total provincial debt	1,198	3,377	3,871	3,269	5,039	5,623	4,877	3,054	2,771	1,867	34,946
Represented by increase (decrease) in:
Taxpayer-supported debt	612	(147)	3,566	1,853	2,838	3,523	2,886	1,222	1,887	963	19,203
Self-supported debt	586	3,524	305	1,416	2,201	2,100	1,991	1,632	859	804	15,418
Forecast allowance	—	—	—	—	—	—	—	200	25	100	325
Total provincial debt	1,198	3,377	3,871	3,269	5,039	5,623	4,877	3,054	2,771	1,867	34,946

First Quarterly Report 2014/15

Appendix

Table A13 Provincial Debt — 2007/08 to 2016/17

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	7,604	5,744	7,359	6,964	7,813	9,408	10,223	9,024	8,661	7,121	-0.7
Other taxpayer-supported debt (mainly capital):
Education facilities
School districts	5,216	5,522	5,777	6,016	6,407	6,830	7,245	7,699	8,146	8,669	5.8
Post-secondary institutions	3,422	3,611	3,824	4,092	4,185	4,315	4,386	4,549	4,789	5,132	4.6
	8,638	9,133	9,601	10,108	10,592	11,145	11,631	12,248	12,935	13,801	5.3
Health facilities	3,511	3,936	4,389	4,895	5,293	5,691	6,038	6,569	7,212	7,768	9.2
Highways, ferries and public transit BC Transportation Financing Authority	3,948	4,586	5,211	5,785	6,287	7,084	7,912	8,702	9,414	10,267	11.2
Sky Train extension	1,153	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	0.2
Public transit	958	997	997	997	1,000	1,000	1,000	1,000	1,000	1,000	0.5
BC Transit	84	94	140	158	183	163	143	163	186	198	10.0
	6,143	6,831	7,502	8,095	8,644	9,421	10,229	11,039	11,774	12,639	8.3
Other
Social Housing	218	286	305	511	674	658	719	803	739	743	14.6
Provincial government general capital	—	—	294	570	808	1,073	1,371	1,753	2,060	2,304	n/a
BC Immigrant Investment Fund	256	287	289	347	398	363	440	441	385	356	3.7
Homeowner Protection Office	136	150	144	—	—	—	—	—	—	—	n/a
BC Pavilion Corporation	—	—	49	250	383	383	383	381	379	377	n/a
Other	43	35	36	81	54	40	34	32	32	31	-3.6
	653	758	1,117	1,759	2,317	2,517	2,947	3,410	3,595	3,811	21.7
Total other taxpayer-supported debt	18,945	20,658	22,609	24,857	26,846	28,774	30,845	33,266	35,516	38,019	8.0
Total taxpayer-supported debt	26,549	26,402	29,968	31,821	34,659	38,182	41,068	42,290	44,177	45,140	6.1
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	7,633	9,054	10,792	11,710	12,978	14,167	15,559	16,734	17,586	18,394	10.3
Transportation Invest. Corp. (Port Mann)	—	20	544	1,148	1,779	2,610	3,209	3,374	3,390	3,391	n/a
Post-secondary institution subsidiaries	130	149	220	173	173	215	198	198	198	198	4.8
Columbia Power Corporation	—	—	—	—	—	—	—	299	298	289
Columbia River power projects	219	208	196	183	481	475	470	464	457	443	8.1
BC Transmission Corporation	79	70	70	—	—	—	—	—	—	—	n/a
BC Lotteries	—	—	60	85	90	132	155	155	155	175	n/a
Other	27	30	35	34	33	35	34	33	32	30	1.2
	8,088	9,531	11,917	13,333	15,534	17,634	19,625	21,257	22,116	22,920	12.3
Warehouse borrowing program	—	2,081	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,257	22,116	22,920	12.3
Forecast allowance	—	—	—	—	—	—	—	200	225	325
Total provincial debt	34,637	38,014	41,885	45,154	50,193	55,816	60,693	63,747	66,518	68,385	7.9

First Quarterly Report 2014/15

Appendix

Table A14 Provincial Debt Supplementary Information — 2007/08 to 2016/17 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	3.9	2.8	3.8	3.4	3.6	4.3	4.5	3.9	3.6	2.8	-3.5
Education facilities	4.4	4.5	4.9	4.9	4.9	5.1	5.2	5.2	5.3	5.4	2.4
Health facilities	1.8	1.9	2.2	2.4	2.5	2.6	2.7	2.8	3.0	3.1	6.2
Highways, ferries and public transit	3.1	3.3	3.8	3.9	4.0	4.3	4.5	4.7	4.8	5.0	5.3
Other	0.3	0.4	0.6	0.9	1.1	1.1	1.3	1.5	1.5	1.5	18.3
Total taxpayer-supported debt	13.5	12.9	15.3	15.4	16.1	17.4	18.2	18.1	18.1	17.8	3.1
Self-supported debt:
Commercial Crown corporations & agencies	4.1	4.7	6.1	6.5	7.2	8.0	8.7	9.1	9.1	9.0	9.1
Warehouse borrowing program	—	1.0	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	4.1	5.7	6.1	6.5	7.2	8.0	8.7	9.1	9.1	9.0	9.1
Total provincial debt	17.6	18.6	21.4	21.9	23.3	25.4	26.9	27.3	27.3	26.9	4.8
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-14.5	-24.5	28.1	-5.4	12.2	20.4	8.7	-11.7	-4.0	-17.8	-0.8
Education facilities	7.6	5.7	5.1	5.3	4.8	5.2	4.4	5.3	5.6	6.7	5.6
Health facilities	15.0	12.1	11.5	11.5	8.1	7.5	6.1	8.8	9.8	7.7	9.8
Highways, ferries and public transit	13.0	11.2	9.8	7.9	6.8	9.0	8.6	7.9	6.7	7.3	8.8
Other	22.5	16.1	47.4	57.5	31.7	8.6	17.1	15.7	5.4	6.0	22.8
Total taxpayer-supported debt	2.4	-0.6	13.5	6.2	8.9	10.2	7.6	3.0	4.5	2.2	5.8
Self-supported debt:
Commercial Crown corporations & agencies	7.8	17.8	25.0	11.9	16.5	13.5	11.3	8.3	4.0	3.6	12.0
Warehouse borrowing program	—	—	-100.0	—	—	—	—	—	—	—	n/a
Total self-supported debt	7.8	43.6	2.6	11.9	16.5	13.5	11.3	8.3	4.0	3.6	12.3
Total provincial debt	3.6	9.7	10.2	7.8	11.2	11.2	8.7	5.0	4.3	2.8	7.5
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	1,772	1,321	1,668	1,559	1,737	2,071	2,231	1,950	1,851	1,503	-1.8
Education facilities	2,013	2,100	2,177	2,263	2,354	2,453	2,538	2,647	2,764	2,913	4.2
Health facilities	818	905	995	1,096	1,176	1,253	1,318	1,419	1,541	1,639	8.0
Highways, ferries and public transit	1,432	1,571	1,701	1,813	1,921	2,074	2,232	2,385	2,516	2,668	7.2
Other	152	174	253	394	515	554	643	737	768	804	20.3
Total taxpayer-supported debt	6,187	6,070	6,794	7,125	7,703	8,404	8,963	9,138	9,439	9,527	4.9
Self-supported debt:
Commercial Crown corporations & agencies	1,885	2,191	2,702	2,985	3,453	3,881	4,283	4,593	4,726	4,837	11.0
Warehouse borrowing program	—	478	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	1,885	2,670	2,702	2,985	3,453	3,881	4,283	4,593	4,726	4,837	11.0
Total provincial debt	8,072	8,740	9,496	10,111	11,156	12,285	13,246	13,775	14,213	14,433	6.7
Real Per Capita Provincial Debt (2013 $) [4]	8,637	9,160	9,953	10,457	11,271	12,275	13,246	13,602	13,780	13,711	5.3
Growth rate (per cent)	0.6	6.1	8.7	5.1	7.8	8.9	7.9	2.7	1.3	-0.5	4.8

1         Numbers may not add due to rounding.

2         Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2014/15 debt divided by nominal GDP for the 2014 calendar year).

3         Per capita debt is calculated using July 1 population (e.g. 2014/15 debt divided by population on July 1, 2014).

4         Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 debt).

First Quarterly Report 2014/15

Appendix

Table A15 Key Provincial Debt Indicators — 2007/08 to 2016/17

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
											(per cent)
Debt to revenue (per cent)
Total provincial	68.9	77.2	86.5	88.5	94.7	104.1	107.7	108.5	111.4	111.0	5.4
Taxpayer-supported	69.0	71.0	82.6	78.8	85.1	93.7	96.1	96.4	98.4	97.7	3.9
Debt per capita ($) [1]
Total provincial	8,072	8,740	9,496	10,111	11,156	12,285	13,246	13,775	14,213	14,433	6.7
Taxpayer-supported	6,187	6,070	6,794	7,125	7,703	8,404	8,963	9,138	9,439	9,527	4.9
Debt to nominal GDP (per cent) [2]
Total provincial	17.6	18.6	21.4	21.9	23.3	25.4	26.9	27.3	27.3	26.9	4.8
Taxpayer-supported	13.5	12.9	15.3	15.4	16.1	17.4	18.2	18.1	18.1	17.8	3.1
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.0	4.3	4.6	4.2	4.3	4.4	4.5	4.5	4.8	4.9	2.3
Taxpayer-supported	3.9	4.2	4.2	4.0	4.0	3.9	3.9	4.0	4.1	4.2	1.0
Interest costs ($ millions)
Total provincial	2,010	2,138	2,205	2,155	2,300	2,336	2,547	2,646	2,863	3,024	4.6
Taxpayer-supported	1,488	1,570	1,534	1,596	1,625	1,590	1,686	1,757	1,837	1,950	3.0
Interest rate (per cent) [4]
Taxpayer-supported	5.7	5.9	5.4	5.2	4.9	4.4	4.3	4.2	4.2	4.4	-2.9
Background Information:
Revenue ($ millions)
Total provincial [5]	50,262	49,224	48,438	51,044	53,005	53,626	56,356	58,767	59,734	61,584	2.3
Taxpayer-supported [6]	38,477	37,205	36,272	40,394	40,746	40,757	42,725	43,851	44,918	46,182	2.0
Debt ($ millions)
Total provincial	34,637	38,014	41,885	45,154	50,193	55,816	60,693	63,747	66,518	68,385	7.9
Taxpayer-supported [7]	26,549	26,402	29,968	31,821	34,659	38,182	41,068	42,290	44,177	45,140	6.1
Provincial nominal GDP ($ millions) [8]	197,072	203,951	195,966	205,996	215,148	219,994	225,614	233,615	243,456	254,200	2.9
Population (thousands at July 1) [9]	4,291	4,349	4,411	4,466	4,499	4,543	4,582	4,628	4,680	4,738	1.1

1         The ratio of debt to population (e.g. 2014/15 debt divided by population at July 1, 2014).

2         The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2014/15 debt divided by 2014 nominal GDP).

3         The ratio of interest costs (less sinking fund interest) to revenue Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4         Weighted average of all outstanding debt issues.

5         Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

6         Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

7         Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

8         Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2014 is used for the fiscal year ended March 31, 2015).

9         Population at July 1st within the fiscal year (e.g. population at July 1, 2014 is used for the fiscal year ended March 31, 2015).

First Quarterly Report 2014/15